Exhibit 2.1

AVADEL PHARMACEUTICALS LIMITED

The Acquiring Company

FLAMEL TECHNOLOGIES S.A.

The Acquired Company

COMMON DRAFT TERMS OF CROSS-BORDER MERGER

Dated 27 May 2016

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COMMON DRAFT TERMS OF CROSS-BORDER MERGER

Dated 27 May 2016

ENTERED INTO BETWEEN

AVADEL PHARMACEUTICALS LIMITED, a private company limited by shares incorporated under and governed by the laws of Ireland with issued share capital of EUR 100, comprising 100 ordinary shares of EUR 1.00 each and registered office located at Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin 15, Ireland and registered under number 572535 in the Companies Registration Office,

Represented by Mr. Dhiren D’Silva, who is duly authorised for the purpose hereof by a decision made by Avadel’s board of directors on 25 April 2016.

Hereinafter the “Acquiring Company” or “Avadel”.

AND,

FLAMEL TECHNOLOGIES S.A., a French joint-stock company (société anonyme) with a share capital of EUR5,029,783 comprising 41,241,254 shares having a nominal value of EUR0.12196, all fully paid and registered office located at Parc Club du Moulin à Vent, 33, avenue du Dr Georges Levy, 69200 Vénissieux, France, registered with the Lyon Trade and Companies Register (RCS) under no. 379 001 530,

Represented by Mr. Michael S. Anderson, Directeur Général of Flamel, who is duly authorised for the purpose hereof by a decision made by Flamel’s Board of Directors on 12 May 2016.

Hereinafter the “Acquired Company” or “Flamel”.

Avadel and Flamel are hereinafter referred to, individually, as a “Party” and, collectively, as the “Parties”.

1.	DEFINITIONS

1.1.	In addition to the other terms and expressions expressly defined above and/or in the Preamble below or in certain clauses of this Merger Agreement, for the purposes of enforcing this Merger Agreement, the words and phrases listed below beginning with a capital letter shall have the following meaning:

“Acquired Company” means Flamel;

“Acquired Company Shares” means the number of shares of the Acquired Company immediately prior to completion of the Merger;

“Acquiring Company” means Avadel;

“Acquiring Company New Shares” means ordinary shares of the Acquiring Company to be issued to the shareholders of the Acquired Company on consummation of the Merger in accordance with the share exchange ratio for the Merger as described in Clause 6.1;

“ADS” means an American Depositary Share, which represents one ordinary share of Flamel; each ADS is issued pursuant to a program sponsored by the Acquired Company under which the Bank of New York Mellon is the “Depositary”;

“Avadel Legal Capital Changes” has the meaning given to it in Clause 2;

“Avadel Shareholder Equity-Linked Securities Issuance Authority” has the meaning given to it in Clause 8.1.4;

“Breaking Stick Holdings Warrants” has the meaning given to it Clause 8.1.3.c);

“Business Day” means any day (other than a Saturday or Sunday) on which banks are generally open for business in Paris and in Dublin;

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“CGI” means the Code Général des Impôts, i.e., the French general tax code;

“Companies Act” means the Irish Companies Act 2014;

“CRO” means the Irish Companies Registration Office;

“Directive” means the Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005, on cross-border mergers of limited-liability companies;

“Directors Warrants” has the meaning given to it Clause 8.1.3.a);

“Domestic Merger” means the prior merger by acquisition of Avadel and FIHL under Chapter 3 of Part 9 of the Companies Act;

“Effective Date” means the date specified in the Final Order on which the consequences of the Merger as set out in regulation 19(1) of the Irish Regulations and article L. 236-31 of the French Regulations are to have effect; as stated in Clause 11, the parties contemplate that the Effective Date is to be December 31, 2016;

“Effective Time” has the meaning given to it Clause 11;

“Equity-Linked Securities” means, with respect to any company, securities conferring access to the share capital of such company in the form of stock options, unvested free shares, warrants or other rights to acquire ordinary shares (or the equivalent);

“FIHL” means FLAMEL IRISH HOLDINGS LTD, an Irish private company limited by shares incorporated under and governed by the laws of Ireland with issued share capital of EUR100 comprising 100 ordinary shares of EUR1.00 each, all fully paid, and registered office located at Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin 15 and registered under number 542076 in the CRO;

“Final Order” means the order made by the Irish High Court under regulation 14 of the Irish Regulations pursuant to which the Irish High Court approves the completion of the Merger, confirms that the terms and conditions of the Merger are fair (both procedurally and substantively) to the Flamel shareholders, and fixes the Effective Date;

“Free Share Rights” has the meaning given to it in Clause 8.1;

“French Commercial Code” means the French Code de commerce;

“French Regulations” means the French law no 2008-649 dated 3 July 2008 and the French decree no 2009-11 dated 5 January 2009 which have implemented the Directive into French law under articles L.236-25 et seq. and R.236-13 et seq. of the French Commercial Code;

“Group” means the group of companies to which Flamel and Avadel belong as described prior to the Effective Date in the chart on page 1 of Appendix A;

“Independent Expert” has the meaning given to it in Clause 13;

“Irish Regulations” means the European Communities (Cross-Border Mergers) Regulations 2008 as amended by the European Communities (Mergers and Divisions of Companies) (Amendment) Regulations 2011;

“Merger” means the cross-border merger by acquisition (absorption under French regulations) of the Acquired Company by the Acquiring Company pursuant to the Irish Regulations and the French Regulations;

“Merger Agreement” means this common draft terms of the Merger;

“Merger Proxy Statement” means the proxy statement to be furnished to Flamel’s shareholders in connection with the meeting of Flamel shareholders at which such shareholders will be asked to consider the Merger;

“NASDAQ” means the Nasdaq Global Stock Market;

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“Outstanding Stock Options” has the meaning given to it in Clause 8.1.2;

“Revised Constitution” means the constitution of Avadel to be in effect as of the Effective Date, substantially in the form of Appendix 15 hereto;

“Scientific Committee’s Stock Warrants” has the meaning given to it Clause 8.1.3.b);

“SEC” means the United States Securities and Exchange Commission;

“Share Exchange Ratio” means the share exchange ratio for the Merger as described in Clause 6.1;

“Share Issue” means the issue of the Acquiring Company New Shares; and

“Stock Warrants” means the Directors’ Stock Warrants, the Scientific Committee’s Stock Warrants and the Breaking Stick Holdings Stock Warrants.

1.2.	Interpretation

a.	Unless indicated otherwise in the Merger Agreement:

(i)	words in any given gender also imply the other gender;
(ii)	words in the singular also imply words in the plural, and vice versa;
(iii)	the expressions “to this Merger Agreement”, “in this Merger Agreement”, “hereto” or “herein”, and their derivative forms or similar expressions, relate to the Merger Agreement in its entirety.

b.	References to this Merger Agreement and other documents shall be deemed as including all written amendments and other written modifications made subsequently hereto.

c.	References to Clauses and Appendices shall be interpreted as references to the Clauses and Appendices of this Merger Agreement, unless indicated otherwise.

d.	The headings of the Clauses and Appendices of this Merger Agreement are for ease of reference only and are not intended to form part of or influence the meaning or interpretation of the Merger Agreement.

e.	Any term defined with reference to another document shall have the meaning prescribed to it in such other document, save to the extent it is inconsistent with this Merger Agreement, and any reference to another document shall be interpreted as meaning that document as it may be amended or replaced after the date of signature of this Merger Agreement.

2.	PREAMBLE

It has been proposed by the boards of directors of each of Flamel and Avadel that the Merger be effected.

The Parties have agreed to enter into this Merger Agreement to govern the proposed Merger pursuant to the French Regulations and the Irish Regulations.

This Merger Agreement comprises the common draft terms of the Merger which have been drawn up and adopted by the boards of directors of each of Flamel and Avadel for the purposes of article R.236-14 of the French Regulations and regulation 5 of the Irish Regulations.

The Parties have noted that:

-	French Regulations and the French Commercial Code provide for no procedure for compensating minority shareholders but provide that the shareholders decide, by a special resolution, on the possibility of implementing a compensation procedure for minority shareholders where this possibility is offered to shareholders of one of the companies involved in the cross-border merger through its applicable law;

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-	Irish Regulations provide for a compensation procedure for minority shareholders but, in the absence of minority shareholder this procedure is inapplicable;

-	Consequently, the Parties have agreed that there is no need to have the shareholders rule upon a special resolution on the possibility of implementing procedures for compensating minority shareholders; as such procedure is not applicable to the Merger between Flamel and Avadel.

Prior to the date of this Merger Agreement, Avadel effected the Domestic Merger to acquire FIHL. As a result of the Domestic Merger, Avadel became a wholly owned subsidiary of Flamel.

Prior to the Effective Date, Avadel will (A) re-register as an Irish public limited company pursuant to Part 20 of the Companies Act, and (B) (i) adopt an authorised share capital of $5,500,000 comprising 500,000,000 ordinary shares of $0.01 each and 50,000,000 preferred shares of $0.01 each, plus EUR25,000 comprising 25,000 deferred ordinary shares of EUR1.00 each; (ii) issue 100 ordinary shares of $0.01 each to Flamel, (iii) acquire and cancel by surrender the existing 100 ordinary shares of EUR1.00 currently in issue; and (iv) issue 25,000 deferred ordinary shares of EUR1.00 each (the changes described in the foregoing items (A) and (B) are referred to hereinafter as the “Avadel Legal Capital Changes”).

3.	PARTIES: LEGAL FORM, CORPORATE NAME, REGISTERED OFFICE (article 5(a) of the Directive, article R.236-14 1° of the French Commercial Code and regulation 5(2) of the Irish Regulations)

3.1.	Acquiring Company

Avadel is a private company limited by shares incorporated under and governed by the laws of Ireland with issued share capital of EUR100 comprising 100 ordinary shares of EUR1.00 each, all fully paid and all owned directly by Flamel, and registered office located at Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin 15 and registered under number 572535 in the CRO.

Avadel’s current fiscal year ends on 31 December and Avadel’s next fiscal year starts on 1 January.

Avadel’s shares are not listed on a regulated market and it has not previously offered financial securities to the public.

Save as otherwise set out in this Merger Agreement, Avadel has not created or issued any founder shares, bonds, non-voting preference shares, share options, free shares or other securities representing rights to acquire any of its share capital.

On the Effective Date, Avadel’s authorised share capital shall amount to $5,500,000 and EUR25,000.

3.2.	Acquired Company

Flamel is a French joint-stock company (société anonyme) with a share capital of EUR5,029,783 comprising 41,241,254 shares having a nominal value of EUR0.12196, all fully paid and registered office located at Parc Club du Moulin à Vent, 33, avenue du Dr Georges Levy, 69200 Vénissieux, France, registered with the Lyon Trade and Companies Register (RCS) under no. 379 001 530.

Flamel’s fiscal year runs from 1 January to 31 December.

In excess of ninety percent (90%) Flamel’s issued share capital is listed on the NASDAQ in the form of American Depositary Shares (ADSs), through the Bank of New York Mellon, Flamel’s depositary agent.

As defined in Appendix 3.2 and in Clause 8, as of the date of this Merger Agreement, there were outstanding Equity-Linked Securities of Flamel under which the holders thereof have rights to acquire an aggregate of 6,844,953 ordinary shares of Flamel (either directly or in the form of ADSs), which represents approximately 16.6% of the number of ordinary shares of Flamel issued and outstanding as of the date of this Merger Agreement; such Equity-Linked Securities have been granted to different categories of beneficiaries by Flamel’s Board of Directors pursuant to extraordinary meetings of Flamel shareholders and the ordinary shares underlying such Equity-Linked Securities are unissued as of the date of this Merger Agreement and so are not recorded in Flamel’s current issued share capital.

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3.3.	Shareholding

The Acquiring Company and the Acquired Company are companies in the Group.

All of the Acquiring Company’s shares are currently held by the Acquired Company.

4.	REASONS FOR AND PURPOSE OF THE MERGER

The Group plans to merge Flamel and Avadel to restructure the economic and legal organisation of its business.

Following consummation of the Merger, Flamel will be dissolved without going into liquidation and the French operational activities will be performed through a French branch of Avadel. All assets and liabilities of Flamel will be assigned to Avadel.

The Group plans to effect the Merger for the following reasons:

-	To ensure compliance with SEC and NASDAQ listing requirements:

Prior to 1 January 2016, Flamel relied on a foreign private issuer exemption to certain NASDAQ and SEC requirements applicable to the registration of its ADSs for public sale in the U.S. and for listing on NASDAQ. However, upon becoming a “domestic issuer” for SEC reporting purposes on 1 January 2016, Flamel must now comply with these requirements. In certain cases, in particular with respect to corporate governance matters, these requirements are not fully consistent with principles of French law applicable to sociétés anonymes such as Flamel, which limit the ability of a board of directors of a French sociétés anonymes to delegate certain authority to committees and other persons in the manner contemplated by certain of such requirements. Therefore, to avoid any possible concerns in this regard about the continued and long-term compliance with these NASDAQ and SEC requirements, and therefore the continued and long-term listing of Flamel’s equity securities on NASDAQ so that its shareholders can continue to participate in a liquid market, Flamel has determined that it is desirable to change its nationality, from a French company to an Irish company.

-	Corporate governance issues:

The overall legal system applicable to companies incorporated under the laws of Ireland is more similar to the legal system of the United States than to the legal system of France. The Irish legal system which will apply to Avadel as a public company following consummation of the Merger, like the U.S. legal system, is a common law system rather than civil law system. Therefore, the Group’s management have determined that, if Flamel changes its nationality to Ireland, its shareholders (the majority of whom are U.S. persons) will be more likely to understand the new legal system (i.e., that of Ireland) that will govern the company in which they have invested as compared to the legal system of France.

Certain aspects of Flamel’s corporate governance procedures will provide Flamel’s management with increased flexibility in completing transactions that involve the issuing or redemption of Avadel’s ordinary shares.

-	Operational effectiveness:

In 2014, the Board of Directors of Flamel approved the sale of all of the Group’s intellectual property to Flamel Ireland Limited, Flamel’s wholly-owned operational subsidiary, which is now a 100% subsidiary of Avadel by virtue of the Domestic Merger. Given the attractive nature of the business environment in Ireland and given that the Group’s IP and related functions are located in Ireland, the Group’s management believes that this supports the Group’s business case to complete the Merger as it will allow for synergies within the Group and improve the efficiency of its management and supporting services. These centralised functions will help to unify the Group wide decision-making process, thereby helping to ensure its customers receive safe and effective products.

5.	TRANSFER OF ALL FLAMEL’S ASSETS AND LIABILITIES (article 2.2. of the Directive)

On the Effective Date, as specified in Clause 11, Flamel, on being dissolved without going into liquidation, will transfer all of its assets and liabilities to Avadel pursuant to article L.236-3 I of the French Commercial Code and regulation 19(1) of the Irish Regulations.

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6.	EXCHANGE RATIO AND TERMS OF ACQUIRING COMPANY NEW SHARES (articles 5 (b), (c) and (e) of the Directive)

6.1.	Share exchange ratio

The Share Exchange Ratio agreed by each of the boards of directors of Flamel and Avadel corresponds to one Acquiring Company New Share for one Acquired Company Share.

The Share Exchange Ratio has been calculated based on the number of Acquired Company Shares in issue as of the date hereof.

The ordinary shares in Avadel that Flamel holds immediately prior to consummation of the Merger will vest in Avadel by operation of law and will be subsequently cancelled.

6.2.	No cash payment to Acquired Company shareholders

No cash payment shall be made by the Acquiring Company to the Acquired Company shareholders in respect of their Acquired Company Shares or the transfer of the Acquired Company’s assets and liabilities to the Acquiring Company pursuant to the Merger.

Article 11 of the Acquired Company’s bylaws states, among other things, that:

“Each time it is necessary to hold several shares to exercise any right, the isolated shares or shares in a number less than the one required number, shall give no right to their holders against the Company [i.e. Flamel]; the shareholders shall, in this case, be personally responsible for the gathering of the necessary number of shares.”

For avoidance of doubt, such Article 11 shall apply to any isolated shares to the extent relevant under applicable law.

6.3.	Valuations of the Acquiring Company and the Acquired Company used for the determination of the Share Exchange Ratio

The Share Exchange Ratio is based on the fair market value of the Acquiring Company and on the fair market value of the Acquired Company. In evaluating these components in the determination of the Share Exchange Ratio and in establishing the conditions of the Merger generally, as noted in Clause 9, the Acquiring Company and the Acquired Company used the Parties’ financial statements as of 31 December 2015 (in the case of the Acquired Company) and 29 February 2016 (in the case of the Acquiring Company). Accordingly, the Parties took into consideration that, as of 29 February 2016, Avadel had no retained profits or losses. Moreover, the Parties have also noted that (i) as of the date of this Agreement and as of the Effective Time, any and all assets and liabilities that may be owned or owed (as applicable) by Avadel will be indirectly the assets and liabilities of Flamel, because Avadel is a wholly owned subsidiary of Flamel, and (ii) in view of the economic reality described in the foregoing item (i), the beneficial interest of the shareholders of Avadel after the Merger in the assets and liabilities of Flamel and in the assets and liabilities of Avadel will not change as a result of the Merger.

6.4.	Terms relating to the allotment and issue of Acquiring Company New Shares

6.4.1.	On the Effective Date, the Acquiring Company shall allot and issue Acquiring Company New Shares credited as fully paid to the Acquired Company shareholders on the basis of the Share Exchange Ratio and otherwise on the terms and conditions set out in this Merger Agreement.

6.4.2.	The Acquiring Company New Shares will rank pari passu in all respects with all other Acquiring Company Shares in issue on the Effective Date, including, where the record date for determining entitlements is on or after the Effective Date, the right to all dividends and other distributions (if any) declared, made or paid by the Acquiring Company on the Acquiring Company Shares. No special rights or conditions will affect this entitlement of the Acquiring Company New Shares (or the holders thereof) in respect of dividends or distributions declared, made or paid on the ordinary share capital of the Acquiring Company where the record date for determining entitlement to such dividends or distributions is on or after the Effective Date.

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6.4.3.	An application will be made to have the Acquiring Company New Shares admitted to trading on the NASDAQ as from the Effective Date.

6.5.	Increase in Avadel’s issued share capital

As a consequence of the Merger, Avadel will increase its issued share capital (which, immediately prior to the Merger, will consist, as a result of the Avadel Legal Capital Changes, of 100 ordinary shares of $0.01 each and 25,000 deferred ordinary shares of EUR1.00 each) by allotting and issuing the Acquiring Company New Shares. The Acquiring Company New Shares will be issued at a premium to their nominal value equal in aggregate to the difference between the net book value of the transferred assets and liabilities and the nominal value of the Acquiring Company New Shares at the Effective Date.

7.	SHARES OR OTHER SECURITIES IN THE ACQUIRED COMPANY TO WHICH SPECIAL RIGHTS OR RESTRICTIONS ATTACH

7.1.	All of the Acquired Company Shares rank pari passu with each other and accordingly:

(a)	no Acquired Company Shares, and no Acquired Company shareholder, is subject to special rights or restrictions; and

(b)	no measures are proposed under the Merger by which any Acquired Company Shares or any Acquired Company shareholder would be subject to any special rights or restrictions.

7.2.	Save as disclosed in Clause 8 with respect to the Outstanding Stock Options, Stock Warrants and Free Share Rights, the Acquired Company has not issued any equity securities or Equity-Linked Securities other than Acquired Company Shares and accordingly no measures are required or proposed under the Merger concerning holders of any such securities.

7.3.	No shares or securities will be issued by the Acquiring Company under the Merger other than the Acquiring Company New Shares. All of the Acquiring Company New Shares will rank pari passu with each other and no special rights or restrictions will apply to any of the Acquiring Company New Shares to be issued pursuant to the Merger.

8.	PROPOSAL IN RELATION TO OUTSTANDING STOCK OPTIONS, WARRANTS, FREE SHARE RIGHTS AND OTHER OUTSTANDING AUTHORITIES TO ISSUE SECURITIES

8.1.	Equity-Linked Securities

8.1.1.	Free Share Rights

Flamel has approved various free share plans (plans d’actions gratuites) pursuant to articles L 225-197-1 and seq. of the French Commercial Code, under which certain employees and corporate officers of Flamel and its subsidiaries were granted the right to be awarded shares for no consideration after the expiry of the relevant vesting period.

The shareholders of Flamel will be requested, at the next general meeting, to authorise the Board of Directors to grant up to 750,000 shares under the 2016 free share plan to employees and corporate officers of Flamel and its subsidiaries.

Appendix 3.2 details the outstanding rights to free allocation of shares under the existing free share plans, which correspond to the free shares that have not yet vested as at the date hereof together with the free shares to be granted under the Flamel 2016 free share plan (such outstanding rights being together referred to as the “Free Shares Rights”).

The Acquiring Company will be substituted for the Acquired Company with regard to its obligations towards the beneficiaries of Free Share Rights. The rights of the beneficiaries of the Free Share Rights to receive free shares of the Acquired Company will be converted into rights to receive ordinary shares of the Acquiring Company, on the same terms and conditions.

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Considering the Share Exchange Ratio, the number of ordinary shares of the Acquiring Company to which each beneficiary will be entitled pursuant to a given allocation plan will correspond to the number of ordinary shares of the Acquired Company to which such beneficiary would have been entitled pursuant to the relevant plan.

8.1.2.	Stock Option Plans

Flamel has approved various stock option plans (plans d’options de souscription d’actions) pursuant to articles Articles L.225-177 et seq. of the French Commercial Code, under which certain employees and corporate officers of Flamel and its subsidiaries were granted the right to subscribe for new shares of Flamel to be issued in the form of a share capital increase or to purchase existing shares of Flamel resulting from a buyback of shares after the expiry of the relevant vesting period.

The shareholders of Flamel will be requested, at the next general meeting, to authorise the Board of Directors to grant stock options to purchase up to 1,500,000 shares under the Flamel 2016 stock option plan to employees and corporate officers of Flamel and its subsidiaries.

Appendix 3.2 details the outstanding stock options under the existing stock option plans, which correspond to the stock options that have not vested as at the date hereof (such outstanding stock options, together with the stock options to be granted under the Flamel 2016 stock option plan, are referred to as the “Outstanding Stock Options”).

The Outstanding Stock Options shall be converted into options to purchase ordinary shares of the Acquiring Company, on the same terms and conditions. Considering the Share Exchange Ratio:

•	the number of ordinary shares of the Acquiring Company to which each Outstanding Stock Option holder will be entitled to subscribe pursuant to a given stock option plan will correspond to the number of ordinary shares of the Acquired Company to which such holder would have been entitled to subscribe under the relevant plan;

•	the subscription price per ordinary share of the Acquiring Company will be equal to the subscription price per ordinary share of the Acquired Company.

8.1.3.	Stock Warrants

a.	Directors’ Stock Warrants (“BSA administrateurs”)

Flamel has granted stock warrants (bons de souscription d’actions) conferring the right after the expiry of the relevant vesting period to subscribe to newly issued ordinary shares of Flamel in the form of ADSs at a determined price (the exercise price) before the defined expiration date to some of its current and former directors.

The shareholders of Flamel will be requested, at the next general meeting, to authorise the Board of Directors to issue warrants to purchase up to 350,000 shares to non-employee directors of Flamel and its subsidiaries.

Appendix 3.2 details the outstanding directors stock warrants, which, together with the directors stock warrants to be issued pursuant to the next general meeting’s authorisation, are referred to as the “Directors’ Stock Warrants”).

The Directors’ Stock Warrants shall, on the Effective Date, be converted into warrants to purchase ordinary shares of the Acquiring Company, on the same terms and conditions. Considering the Share Exchange Ratio:

•	the number of ordinary shares of the Acquiring Company to which each Directors’ Stock Warrant holder will be entitled to subscribe pursuant to a given Directors’ Stock Warrant plan will correspond to the number of ordinary shares of the Acquired Company to which such bearer would have been entitled to subscribe under the relevant plan;

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•	the subscription price per ordinary share of the Acquiring Company will be equal to the subscription price per ordinary share of the Acquired Company.

b.	Scientific Committee’s Stock Warrants

Flamel has granted stock warrants (bons de souscription d’actions) conferring the right after the expiry of the relevant vesting period to subscribe to newly issued ordinary shares of Flamel in the form of ADSs at a determined price (the exercise price) before the defined expiration date to some former members of its Scientific Committee, as detailed in Appendix 3.2 (the “Scientific Committee’s Stock Warrants”).

The Scientific Committee’s Stock Warrants shall, on the Effective Date, be converted into warrants to purchase ordinary shares of the Acquiring Company, on the same terms and conditions. Considering the Share Exchange Ratio:

•	the number of ordinary shares of the Acquiring Company to which each Scientific Committee’s Stock Warrant holder will be entitled to subscribe pursuant to a given Scientific Committee’s Stock Warrant plan will correspond to the number of ordinary shares of the Acquired Company to which such bearer would have been entitled to subscribe under the relevant plan;

•	the subscription price per ordinary share of the Acquiring Company will be equal to the subscription price per ordinary share of the Acquired Company.

c.	Breaking Stick Holdings (formerly known as Eclat Holdings) Warrants (Deerfield) (“BSA Eclat”)

Flamel has granted to Eclat Holding LLC stock warrants (bons de souscription d’actions) conferring the right to purchase from Flamel ADSs or restricted ADS, as the case may be, each representing an ordinary share at a determined price (the exercise price) before the defined expiration date, as detailed in Appendix 3.2 (the “Breaking Stick Holdings Warrants”).

The Breaking Stick Holdings Warrants shall, on the Effective Date, be converted into warrants to purchase ordinary shares of the Acquiring Company, on the same terms and conditions. Considering the Share Exchange Ratio:

•	the number of ordinary shares of the Acquiring Company to which each Breaking Stick Holdings Warrant holder will be entitled to subscribe pursuant to a given Breaking Stick Holdings Warrant plan will correspond to the number of shares of the Acquired Company to which such holder would have been entitled to subscribe under the relevant plan;

•	the subscription price per ordinary share of the Acquiring Company will be equal to the subscription price per share of the Acquired Company.

8.1.4.	Avadel authority

Prior to the Effective Date, Avadel shareholder authority will be sought to enable the issuance of its ordinary shares in respect of the outstanding Free Share Rights, the outstanding Stock Options, the outstanding Directors’ Stock Warrants, the Scientific Committee’s Stock Warrants and the Breaking Stick Holdings Warrants. Such Avadel shareholder authority is referred to as the “Avadel Shareholder Equity-Linked Securities Issuance Authority”.

8.2.	Other outstanding authorities to issue securities

The shareholders of Flamel authorised the Board of Directors:

a)	on 26 June 2015, to issue 350,000 stock warrants, for a 18 months period (i.e. expiring on 26 December 2016); this authorisation was partially utilised and remains valid for the issuance of up to four warrants as of the date hereof;

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b)	on 26 June 2015, to issue 250,000 free shares, for a 38 months period (i.e. expiring on 26 August 2018) this authorisation has not been used as of the date hereof and is therefore still in force.

c)	the shareholders of Flamel authorised the Board of Directors, on 26 June 2015, to issue 2,000,000 new ordinary shares in the form of ADSs, for a 18 months period (i.e. expiring on 26 December 2016); this authorisation has not been used as of the date hereof and is therefore still in force.

All outstanding authorities as described in Clauses 8.2 are expected to be superseded and replaced by the authorities to be granted by the next general meeting expected to be held during the second half of 2016. Any new authorities that may thus be granted by the next general meeting shall be transferred to the Acquiring Company which shall enforce such authorities subject to its applicable laws and Revised Constitution.

9.	DATE OF THE PARTIES’ FINANCIAL STATEMENTS USED TO ESTABLISH THE CONDITIONS OF THE MERGER (article 5(l) of the Directive, article R.236-14 8° of the French Commercial Code and regulation 5(k) of the Irish Regulations)

The Parties’ financial statements used to establish the conditions of the Merger are:

-	in the case of the Acquired Company, the annual financial statements for the period ended 31 December 2015, which have been approved by Flamel’s Board of Directors and filed with the SEC on 15 March 2016; and;

-	in the case of the Acquiring Company, the unaudited interim accounts as at and for the period ended 29 February 2016.

10.	CONDITIONS PRECEDENT

The Merger shall not be completed unless each of the following conditions precedent shall have been satisfied:

‒	Flamel shall have submitted the Merger Proxy Statement to the Irish High Court;

‒	Avadel’s shareholder shall have approved the Merger and this Merger Agreement;

‒	Avadel’s shareholder shall have approved the Revised Constitution;

‒	Flamel’s shareholders shall have approved the Merger and the Merger Agreement;

‒	the clerk of the commercial court of Lyon shall have duly issued a legality certificate in respect of Flamel’s participation in the Merger after the Flamel shareholders approve the Merger;

‒	Avadel shall have advised the Irish High Court that, based on the Final Order, Avadel will rely upon the exemption from U.S. securities law registration available under Section 3(a)(10) under the U.S. Securities Act of 1933 and it will not register the Acquiring Company New Shares under that Act;

‒	by placing advertisements in the CRO gazette and the international editions of The Financial Times and The Wall Street Journal, and/or such other publications as the Irish High Court shall order, Flamel shall have given its shareholders prior notice of the hearing of the Irish High Court at which such Court will consider the Merger for purposes of approval thereof, and such notice shall state that the Flamel shareholders may attend the hearing and may have an opportunity to be heard at such hearing;

‒	the Irish High Court shall have issued the Final Order;

‒	Avadel shall have given full effect to the Avadel Legal Capital Changes;

‒	Avadel’s shareholder shall have granted the Avadel Shareholder Equity-Linked Securities Issuance Authority; and

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‒	as contemplated by Clause 11, the persons who are the directors and officer of Flamel immediately prior to and at the Effective Time shall have been appointed, immediately prior to and at the Effective Time, as the only directors and officers, of Avadel.

11.	MERGER AND EFFECTIVE DATE (articles 5(f) and 12 of the Directive, article L.236-31° of the French Commercial Code and regulation 14(4) of the Irish Regulations)

The Parties contemplate that the Effective Date will be 31 December 2016, subject to any modification due to the approval of the Irish High Court and the satisfaction of the conditions precedent, as outlined in clause 10. The Parties expressly agree that from an accounting and tax perspective, the Merger shall take effect on the Effective Date.

The Merger will become effective at 11:59:59 pm Central European Time on the Effective Date (the “Effective Time”), unless the Parties otherwise agree, when the consequences of the Merger as set out in regulation 19 of the Irish Regulations and/or article L.236-31 of the French Regulations when the following consequences will take effect:

-	the assets and liabilities of Flamel will be transferred to Avadel;

-	Flamel will be dissolved without going into liquidation;

-	all legal proceedings pending by or against Flamel shall be continued with the substitution for Flamel of Avadel as a party;

-	the rights and obligations arising from the contracts of employment of Flamel employees will be transferred to Avadel;

-	every contract, agreement or instrument to which Flamel is a party shall, notwithstanding anything to the contrary contained in such contract, agreement or instrument, be construed and have effect as of:

o	Avadel had been a party thereto instead of Flamel;

o	for any reference (however worded and whether implied) to Flamel there be substituted a reference to Avadel; and,

o	any reference (however worded and whether implied) to the directors, officers, representatives or employees of Flamel, or any of them, were respectively, a reference to the directors, officers, representatives or employees of Avadel or to such directors, officers, representatives or employees of Avadel as Avadel nominates for that purpose or, in default of nomination, to the director, officer, representative or employee of Avadel who corresponds as nearly may be to the first-mentioned director, officer, representative or employee;

-	every contract, agreement, or instrument to which Flamel is a party becomes a contract, agreement or instrument between Avadel and the counterparty with the same rights, and subject to the same obligations, liabilities and incidents (including rights of set-off), as would have been applicable thereto if such contract, agreement or instrument had continued in force between Flamel and the counterparty, and any money due or owing (or payable) by or to Flamel under or by virtue of any such contract, agreement or instrument shall become due and owing (or payable) by or to Avadel instead of Flamel;

-	an offer or invitation to treat made to or by Flamel before the Effective Date shall be construed and have effect, respectively, as an offer or invitation to treat made to or by Avadel;

-	the shares in Avadel owned by Flamel immediately prior to the consummation of the Merger will be surrendered for nil consideration and cancelled; and

-	prior to the Effective Time, Flamel and Avadel shall jointly take all such action as may be necessary to cause the persons who are the directors and officer of Flamel immediately prior to the Effective Time, (a) to be appointed, immediately prior to and at the Effective Time, as the only directors and officers, respectively, of Avadel, and (b) to continue to be the only directors and officers, respectively, of Avadel from and immediately after the Effective Time, in each case until their respective successors shall thereafter have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Revised Constitution (as it may be amended from time to time) and Irish law.

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In any case, as of the Effective Date, from legal, accounting and tax standpoints, the Parties acknowledge that all the Acquired Company’s assets and liabilities will be acquired and assumed by the Acquiring Company. A diagram of the structure of the Group after the Effective Date is set forth in the chart on page 2 of Appendix A.

12.	SPECIFIC RIGHTS AND MEASURES (article 5(g) of the Directive, article R.236-14 5° of the French Commercial Code and regulation 5(2)(f) of the Irish Regulations)

In compliance with article R.236-14 5° of the French Commercial Code and regulation 5(2)(f) of the Irish Regulations, no special rights are granted to the Parties’ individual shareholders or holders of either securities other than shares or other rights that could be the object of special remuneration. In addition, no particular measures for such persons are either proposed or provided for.

13.	SPECIAL ADVANTAGES (articles 5(h) and 8 with reference to article 15 of the Directive)

In compliance with article R.236-14 6° of the French Commercial Code and regulation 5(2)(g) of the Irish Regulations, no special advantages were or are granted to the members of the administrative, management, supervisory or controlling bodies of the Parties on the occurrence of the Merger. In addition, no particular measures were either proposed or provided for with respect to said persons.

In accordance with the combined provisions of articles L. 236-25, L. 236-10 and L. 225-147 of the French Commercial Code and regulation 7 of the Irish Regulations, upon joint request of the Parties, EY has been appointed on 25 April 2016 as merger appraiser (the “Independent Expert”) for the purposes of preparing a report on the terms and conditions of the Merger.

Accordingly, no advantage is granted and no amount or benefit has been or will be paid or given to the Independent Expert except for its fees which amount to EUR 55,000.

14.	FORESEEABLE IMPACTS ON EMPLOYEES (article 5(d) of the Directive, article R.236-14 11° of the French Commercial Code and Part 3 of the Irish Regulations)

Flamel’s Works Council has been informed and consulted on the planned Merger on a meeting that took place on 29 February 2016, and rendered a positive opinion on 8 March 2016. The opinion of the Works Council is set out in Appendix 14.

14.1.	Employment contracts

Pursuant to article 14.4 of the Directive and the provisions of article L. 1224-1 of the French Labour Code all employment contracts binding Flamel will, at the Effective Date of the Merger, be transferred to the French branch of Avadel, including all the rights and obligations attached thereto and the French branch shall own all legal certificates issued by French authorities, required for the occupation of employees in France.

From a legal standpoint, the Merger has no effect on the individual status of Flamel’s employees; the employment contracts of Flamel’s employees will continue to exist on the basis of the agreed terms and conditions.

The employment contracts of Flamel’s employees will be automatically transferred to Avadel, which will become their new employer by operation of law. The employment relationship between Avadel and the transferred employees will continue to be governed by French law. The Merger shall not have any impact on the existing jobs of Flamel’s employees in France.

In the framework of this Merger, the seniority acquired by the employees within Flamel will be carried over to Avadel. Moreover, they will keep the rights and obligations of their employment contract, including their position, qualification and compensation.

Likewise, there will be no effect on working conditions for the French staff.

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14.2.	Collective bargaining agreements

In accordance with its activity, Flamel currently applies the national collective bargaining agreement for chemicals industries (the “CBA”). This CBA will remain effective after the completion of the Merger for employees subject to French law.

The Merger will have no impact on the CBA, which will remain the same as the one currently in force, insofar as the employees will continue to carry on the same activity in France within the French branch.

As from the Effective Date, the CBA will therefore continue to apply, by operation of law, to the employees of Avadel’s French branch.

Avadel does not have a CBA with its employees.

14.3.	Collective company-wide agreements

Flamel currently applies a collective company-wide agreement the “Work-time adjustment & reduction (ARTT) agreement of 28 July 2000”.

As from the Effective Date, the collective company-wide agreement applicable to Flamel will be automatically called into question due to the Merger, meaning that said agreement shall remain in effect until the entry into force of an agreement replacing it or, failing which, for a maximum duration of 15 months. Where the agreement thus called into question has not been replaced by a new agreement within the period of 15 months, the employees shall keep the individual benefits they have acquired under the agreement, upon the expiration of said period..

Until the Effective Date, Flamel’s employees will continue to benefit from the provisions of the agreement currently in force for a period of up to 15 months.

14.4.	Customs, atypical agreements, and unilateral commitments aside from supplementary pension, health and benefits plans

Appendix 14.4 sets out the list of customs and unilateral commitments in force within Flamel as of the date hereof.

Flamel’s customs, atypical agreements and unilateral commitments do not fall within the scope of article L. 2261-14 of the French Labour Code.

Consequently, as from the Effective Date, they are transferred to Avadel by operation of law and are enforceable against Avadel. The customs, atypical agreements and unilateral commitments in force within Flamel are maintained for the French employees of Avadel’s French branch.

14.5.	Employee profit sharing and company saving plans

14.5.1.	Profit sharing

Flamel entered into an employee profit-sharing agreement dated 9 April 2015, effective as from 1 January 2015. The amount of the profit-sharing reserve is calculated according to the statutory formula.

As from the Effective Date, the profit sharing agreement shall continue to apply for the French employees of Avadel’s French branch.

14.5.2.	Company savings plans

Flamel set up a company savings plan (plan d’épargne d’entreprise or “PEE”) on 9 April 2015 and a collective pension savings plan (plan d’épargne pour la retraite collectif or “PERCO”) on 9 April 2015.

As from the Effective Date, these savings plans in favour of Flamel’s employees will continue to apply after the Merger insofar as Avadel will have neither a PEE nor a PERCO.

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14.6.	Staff representative bodies and/or works councils

Avadel has no works council.

Flamel has the following staff representative bodies:

-	A Single Staff Delegation (“SSD”) elected on 9 July 2015 ;
-	An Occupational Health & Safety Committee.

As from the Effective Date, Avadel’s French branch will become an establishment distinct from the Acquiring Company within the meaning of the staff representation rules. Consequently, the Merger will not have any impact on the current structure of the staff representative bodies.

The staff representation after the Merger will therefore be as follows:

-	The offices of the staff delegates within the SSD will continue within Avadel’s French branch.

-	The offices of the works council members within the SSD will continue within Avadel’s French branch.

-	The offices of the appointed members of the Occupational Health & Safety Committee will continue within Avadel’s French branch.

However, as the Acquiring Company is not a French company, there will be Staff Delegation representatives within the Acquiring Company’s governing body.

14.7.	Supplementary pension, health and benefits schemes

Flamel put in place a health and benefits scheme with HUMANIS dated 22 December 1999, a benefits scheme with the insurer ALLIANZ dated 22 December 1997, and a CGRCG pension scheme with the insurer HUMANIS dated 3 October 1990.

As from the Effective Date, the effects of the supplementary pension, health and benefits schemes currently applying to Flamel’s employees shall continue and apply to the employees of Avadel’s French branch.

15.	ACQUIRING COMPANY’S ARTICLES OF ASSOCIATION (article 5(i) of the Directive, article R.236-14 9° of the French Commercial Code and regulation 5(2)(h) of the Irish Regulations)

On the Merger becoming effective, the Acquiring Company’s articles of association will be amended.

The Acquiring Company’s Revised Constitution which will be in place as of the Effective Time is attached hereto at Appendix 15.

16.	PROCEDURE REGARDING EMPLOYEES’ PARTICIPATION RIGHTS (article 5(j) of the Directive, article R.236-14 10° of the French Commercial Code, article L.2371-2 of the French Labour Code and Part 3 of the Irish Regulations)

According to article L.2371-2 of the French Labour Code, as there is no employee’s participation (i.e., employee representatives on the company management or supervisory board) in both Flamel and Avadel, a Special Negotiation Body, normally required to negotiate an agreement with the representatives on the means of employees’ involvement after the Merger, need not be implemented.

17.	INDICATIONS IN VIEW OF VALUING THE ASSETS AND LIABILITIES AND REPRESENTATIONS RELATING THERETO (article 5(k) of the Directive, article R.236-14 7° of the French Commercial Code and regulation 2(j) of the Irish Regulations)

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17.1.	Representations with respect to the valuation of the assets and liabilities that are being transferred to Avadel

Avadel shall adopt and continue the book values of the assets and liabilities of Flamel as recorded in Flamel’s annual financial statements at the Effective Date.

Avadel shall allocate and record all the assets and liabilities transferred by Flamel in accordance with applicable accounting standards.

17.2.	Representations relating to the business (fonds de commerce)

The Acquired Company is the owner of its business having created it on 21 July 1990.

17.3.	Representations relating to the lease

The Acquired Company rents premises at Parc Club du Moulin à Vent, 33, avenue du Dr Georges Levy, 69200 Vénissieux (France) pursuant to commercial lease (“bail commercial”) agreements as follows:

-	Building 20 (2400m²) - commercial lease agreement dated 1 January 2016 and signed with SCI Paris Provinces Properties (433 741 188 RCS Paris). The annual rent is EUR145,000 excluding VAT and rental costs.

-	Building 30 (1188m²) - commercial lease agreement dated 16 April 2004, renewed as of 1 April 2013 and signed with SCI Parc du Moulin à Vent (795 175 330 RCS Paris). The annual rent is EUR133,674.76 excluding VAT and rental costs.

-	Building 32 (1188m²) - commercial lease agreement dated December 1, 2006, renewed as of 1 April 2016 and signed with SCI Parc du Moulin à Vent (795 175 330 RCS Paris). The annual rent is EUR151,675.60 excluding VAT and rental costs.

-	Building 54 (636m²) - commercial lease agreement dated 29 March 2004 and signed with SCI Parc du Moulin à Vent (795 175 330 RCS Paris). The annual rent is EUR69,249.72 excluding VAT and rental costs.

The Acquired Company operates its business and has its registered office at the premises rented through the commercial lease agreements.

The Acquiring Company declares that it will have registered its French branch with the clerk of the competent French commercial court prior to the Effective Date. Consequently, at the Effective Date, the commercial lease agreement shall be automatically transferred to the Acquiring Company and it shall operate the business of its French branch at such address and have its French branch’s registered office at such address.

17.4.	Representations relating to intellectual property rights

The Acquired Company owns no intellectual property rights.

17.5.	Representations relating to cases of litigation

As a result of the Merger, both pending cases of litigation and possible future cases of litigation involving Flamel will be transferred to Avadel.

There are no current proceedings or litigation involving Flamel;

18.	REPRESENTATIONS AND PROVISIONS AS REGARDS THE INTERIM PERIOD

Since 1 January 2016, no material events, other than those publicly disclosed by Flamel, have occurred.

19.	TAX REGIME

19.1.	Registration duties in France

The Merger, involving a French legal entity that is liable to corporate income tax and an Irish limited company will automatically benefit from the provisions of article 816 of the CGI. The cost of registration is EUR 500.

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19.2.	Value Added Tax (hereinafter referred to as “VAT”) and Irish registration duties

Pursuant to the provisions of article 257 bis of the French tax code, the Acquiring Company is deemed to continue the Acquired Company’s legal personality and will henceforth be subrogated in the Acquired Company’s rights and obligations.

The Acquired Company will transfer to the Acquiring Company any and all of its VAT credits at the Effective Date.

Moreover, the legal representative of the Acquiring Company undertakes that the Acquiring Company will make any VAT recaptures which would have been made by the Acquired Company if it had continued to perform its activity.

Finally, in accordance with article 257 bis of the French tax code, the supply of goods and services undertaken within the framework of the Merger are not subject to VAT.

To this end, pursuant to the French administrative guidelines published under the reference BOFIP, BOI-TVA-DECLA-20-30-20, section n°20 dated 12 September 2012, the representative of the Acquiring Company and the Acquired Company hereby undertake to ensure that both companies mention on the line “Other non-taxable transactions” (“Autres opérations non-imposables”) of their respective VAT return filed for the period encompassing the Effective Date, the total amount, VAT excluded, related to the transfer.

19.3.	Corporate income tax

The Parties’ intention is for the Merger to benefit from the exemption from corporate income tax as provided for in article 210 A of the French tax code.

Subject to the condition that a tax ruling is granted by the French tax authorities in accordance with article 210 C of the French tax code allowing to apply the tax regime provided under article 210 A of that code,, and unless provided otherwise under the terms of such ruling, the Parties undertake the following:

•	The Acquiring Company expressly undertakes to respect the following commitments, through its French permanent establishment and for the Assets and Liabilities received from the Acquired Company:

o	To take over in its liabilities the provisions of the Acquired Company which were subject to deferred taxation and which do not become without purpose because of the Merger;

o	To replace the Acquired Company for the reinstatement of the results which taxation has been deferred to the latter;

o	To calculate the capital gains arising subsequently upon the sale of non-depreciable fixed assets contributed to it on the basis of the value which such assets had, from a tax standpoint, in the books of the Acquired Company;

o	To reinstate in its taxable profits the capital gains possibly generated on the depreciable assets transferred, according to the terms and conditions of paragraph 3 of article 210 A of the French tax code;

o	To include in its balance sheet the items other than fixed assets for the value they had, from a tax standpoint, in the books of the Acquired Company. Failing this, it will include in its income for the fiscal year of the Merger, the profit corresponding to the difference between the new value of such items and the value they had, from a tax standpoint, in the books of the Acquired Company;

o	To respect any commitments taken by the Acquired Company for tax purposes upon prior transactions.

•	Considering that the Merger is performed on the basis of the net book value, the Acquiring Company also undertakes to respect the following commitments, through its French permanent establishment and under the conditions abovementioned:

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o	To take over in the balance sheet of its French permanent establishment, for the fixed assets, the accounting records of the Acquired Company, making a breakdown between their initial value, the depreciation charges and the provisions for impairment;

o	To continue to calculate the depreciation charges on the basis of the initial value of the assets in question in the books of the Acquired company;

o	To reinstate the depreciation for tax purposes in the same conditions as would have done the Acquired Company.

•	The Acquiring Company undertakes to respect, through its French permanent establishment and under the conditions abovementioned, the commitments provided for by article 54 septies of the French tax code, and in particular:

o	To attach to its annual corporate income tax return, a statement complying with the model provided by the French tax authorities and outlining for each transferred type of items, the information required to calculate the taxable result upon subsequent sale of the transferred elements. This statement will be also attached to the French corporate income tax return of cessation of activity of the Acquired Company;

o	To hold at the French tax authorities disposition a register of capital gains on non-depreciable fixed assets subject to a tax deferral, outlining the date of the Merger, the nature of the transferred assets, their original book value, their tax value for the calculation of capital gains and their transfer value.

•	Finally, the Acquiring Company shall file on behalf of the Acquired Company with the French tax authorities, within forty five days of completion of the Merger, a copy of the declaration of discontinuance of its activity in France, and within sixty days of completion of the Merger, a corporate income tax return for the current fiscal year.

19.4.	U.S. Federal Income Tax Considerations.

Each of Flamel and Avadel intend (i) for U.S. federal income tax purposes, that the Merger qualifies as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Merger Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Flamel and Avadel will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code.

20.	MISCELLANEOUS/FINAL PROVISIONS

20.1.	Jurisdiction

The competent jurisdiction for any and all disputes resulting from this Merger or in connection therewith will be the Irish High Court.

20.2.	Severability

If certain provisions of this Merger Agreement were to either be or become partially or fully invalid or inapplicable or if the Merger Agreement were to be incomplete, that would not infringe on the validity of the other provisions.

The Parties undertake to replace the invalid or inapplicable provision or complete the agreement with an appropriate provision that, insofar as legally acceptable, is the closest to what the Parties wanted or would have wanted according to the meaning and the purpose of the Merger Agreement if they had taken the point in question into account.

20.3.	Appendices

The appendixes referred to herein form an integral part of the Merger Agreement. The followings are the appendixes to the Merger Agreement:

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Appendix A	Group Structure Chart prior to consummation of the Merger

Appendix 3.2	Flamel Technologies S.A. ordinary shares outstanding and ordinary shares issuable pursuant to Equity-Linked Securities (as of the date of signing the Common Draft Terms of the Merger);

Appendix 6.3	Methods used to determine the Share Exchange Ratio (including the valuation methods used for the evaluation of the assets and liabilities of the Acquired Company and of the Acquiring Company)

Appendix 14	Flamel’s Works Council opinion

Appendix 14.4	List of customs and unilateral commitments in force within Flamel as of the date hereof

Appendix 15	Revised Constitution of Avadel

[The signature page follows]

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At Dublin, Ireland,

On the Twenty-Seventh (27) day of May 2016

Seven (7) original copies.

/s/ Dhiren D’Silva	/s/ Michael S. Anderson
AVADEL PHARMACEUTICALS LIMITED	FLAMEL TECHNOLOGIES S.A.
Represented by	Represented by
Mr. Dhiren D’Silva,	Mr. Michael S. Anderson,
Duly empowered	Directeur Général

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Appendix A	[Page 1]

Group Structure Chart prior to the Consummation of the Merger

*	Entities in the Scope of the Merger All subsidiary companies are owned 100%

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Appendix A	[Page 2]

Group Structure Chart after the Consummation of the Merger

* Irish corporate law requires that the share capital of a plc must be at least EUR25,000.  Thus, in order to re-register as a plc, Avadel will issue 25,000 “deferred shares” each having a EUR1.00 nominal value.  These deferred share will be non-voting and will have no economic value, because they will not participate in distributions from Avadel until each other share receives distributions of EUR100,000,000.

** Flamel U.S. Holdings, Inc. may become a subsidiary of Avadel Pharmaceuticals Limited prior to the consummation of the Merger.

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Appendix 3.2

Flamel Technologies S.A.

Ordinary Shares Outstanding and

Ordinary Shares Issuable Pursuant to Equity-Linked Securities

(As of the date of signing the Common Draft Terms of the Merger)

Shares / Security	Issuance date	Beneficiary	Number	Nb subject to holding period / expiry date	Outstanding authorities in force on the date hereof
Ordinary shares outstanding	N/A	N/A	41,241,254	N/A	N/A
2012 Free Shares (unvested – 6 beneficiaries – all US employees)	10 December 2016	6 beneficiaries – US employees	24,500 unvested	150,600 / 12 December 2016	N/A
2013 Free Shares (unvested – 5 beneficiaries)	12 December 2017	5 beneficiaries – US employees	23,000 unvested	151,250 / 31 December 2017	N/A
2014 Free Shares (unvested – 65 beneficiaries)	11 December 2016 11 December 2018 11 December 2018	54 beneficiaries – FR employees 8 beneficiaries – US employees 1 beneficiary – IR employees	141,550 unvested (will be vested on 12 December 2016) 36,500 unvested 1,500 unvested	141,550 / 12 December 2018	N/A
2015 Free Shares	N/A	N/A	N/A	N/A	The authorisation granted to the Board of Directors on 26 June 2015 (expiring on 26 August 2018), still allows the Board of Directors to issue 250,000 free shares
2016 Free shares (non-allocated)	2016 EGM	59 beneficiaries – FR employees 15 beneficiaries – US employees 6 beneficiaries – IR employees	89,500 non-allocated 152,000 non-allocated 6,700 non-allocated	N/A	Authorisation to be granted at the 2016 EGM
Stock Options (outstanding shares, 45 beneficiaries - including grants made in December 2015 and early 2016)	Since 2006	45 beneficiaries	2,401,726	N/A	N/A
Directors’ Stock Warrants (“BSA administrateurs”)	26 June 2015	Mr. Stapleton, Mr. Cerutti, Mr. Fildes, Mr. Navarre and Mr. Van Assche	647,527	N/A	N/A
Scientific committee’s Stock Warrants	12 August 2013	Mr. Couvreur and Mr. Trepo	20,000	N/A	N/A
Breaking Stick Holdings (formerly known as Eclat Holdings) Warrants (Deerfield) (“BSA Eclat”)	13 March 2012	ECLAT HOLDING LLC	3,300,000	N/A	N/A
Stock warrants	N/A	N/A	N/A	N/A	The authorisation granted to the Board of Directors on 26 June 2015 (expiring on 26 December 2016) still allows the Board of Directors to issue 4 stock warrants
Total of Shares Issuable pursuant to Equity-Linked Securities:	6,844,953			N/A	N/A

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Appendix 14

Opinion of the Works Council
Information – Consultation on the planned merger of
FLAMEL TECHNOLOGIES SA into an Irish company and
possible future spin-off of the French business

The documents necessary for this consultation were communicated to the Works Council members by email on 17 February 2016. The staff representatives of the Works Council provided a list of questions to management on 24 February 2016. Management made a presentation on this project and addressed the questions of the staff representatives at an extraordinary meeting held on 29 February 2016.

This opinion will be remitted to management within the legal period of one (1) month of the date of the remittance of the documents, before 17 March 2016.

Staff Representatives’ opinion and recommendations

The staff representatives understand the benefits of this operation for the Company. The goals pursued are rational and enable to legally formalise a reorganisation begun several months ago.

However, many employees expressed their concern about this project and, more generally, about the future of the French R&D site. The French staff is very proud to work for a French company and this change of head office impacts on their morale. Since the transfer of IP, they feel they could no longer be able to reap the full benefit from their work, which is exacerbated by this operation (profit-sharing). They fear that, in the end, R&D activities and/or support functions be outsourced. They feel a mismatch between the speech held by the management (keeping corporate headquarter in France) and the tangible actions taken (UNITY project put on hold, move of Building n°54, transfer of Corporate headquarter, etc.). Therefore, the French staff is waiting for a strong signal, such as restarting the UNITY project.

Unanimously, the staff representatives issue a positive opinion on the planned merger of FLAMEL SA into an Irish Company, but they still wish to make the following reservations:

a.	Employment. The staff representatives asked for guarantees in terms of employment safeguarding at the French site, as regards both R&D and support services. At the meeting held on 29 February, management assured the staff representatives that this restructuring operation wouldn't have any impact on the existing jobs.

b.	Profit-sharing – Incentive plan. The staff representatives requested that an « extraordinary bonus » in the form of free shares be implemented in the event of the success of some Corporate projects (e.g., application for marketing authorisations). This bonus should be homogeneously distributed within the Group's staff.

c.	Spin-off of the French activity – In that scenario, a second consultation shall be organised.

For the Works Council,

/s/ Lucie Roumanet

Lucie Roumanet, Secretary

Date: 8 March 2016

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Appendix 14.4

List of customs and unilateral commitments in force within Flamel as of the date hereof

-	Internal rules and regulations of 28 April 2015
-	IT Charger of 15 March 2006
-	Travel Policy (April 2014)
-	Vénissieux personnel handbook (October 2013)
-	Performance Bonus (October 2013)
-	Inventors remuneration policy of 1 January 2016
-	“Journée Flamel”
-	2 bridging days offered by Management (a “bridging day” is a day off between a public holiday and a weekend)
-	13th salary
-	Restaurant Tickets
-	School internship stipends
-	Classification grid – Flamel skills
-	“Project Management” function classification grid

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Appendix 15

Companies Act 2014

A PUBLIC COMPANY LIMITED BY SHARES

CONSTITUTION

of

AVADEL PHARMACEUTICALS PUBLIC LIMITED COMPANY

Incorporated on 1 December 2015

Cert. No.: 572535

Companies Act 2014

A PUBLIC COMPANY LIMITED BY SHARES

CONSTITUTION

of

AVADEL PHARMACEUTICALS PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

(As adopted by special resolution on              2016)

1.	The name of the Company is Avadel Pharmaceuticals public limited company.

2.	The Company is to be a public limited company for the purposes of Part 17 of the Companies Act 2014.

3.	The objects for which the Company is established are:

3.1

(a)	To carry on the business of a pharmaceuticals company, and to research, develop, design, manufacture, produce, supply, buy, sell, distribute, import, export, provide, promote and otherwise deal in pharmaceuticals, active pharmaceutical ingredients and dosage pharmaceuticals and other devices or products of a pharmaceutical or healthcare character and to hold intellectual property rights and to do all things usually dealt in by persons carrying on the above mentioned businesses or any of them or likely to be required in connection with any of the said businesses.

(b)	To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

3.2	To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.3	To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.4	To purchase or by any other means acquire any freehold, leasehold or other property and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or encumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property, lands, tenements or hereditaments, rights, privileges or easements.

3.5	To sell or otherwise dispose of any of the property or investments of the Company.

3.6	To establish and contribute to any scheme for the purchase of shares in the Company to be held for the benefit of the Company’s employees and to lend or otherwise provide money to such schemes or the Company’s employees or the employees of any of its subsidiary or associated companies to enable them to purchase shares of the Company.

3.7	To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the Directors shall deem fit and to grant any fee, farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

3.8	To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.9	To apply for, register, purchase, lease, hold, use, control, licence or otherwise acquire any patents, brevets d’invention, copyrights, trademarks, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.10	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly to benefit this Company.

3.11	To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.12	To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.13	To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.14	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by the Companies Act 2014 or a subsidiary as therein defined of any such holding company or otherwise associated with the Company in business.

3.15	To borrow or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures, debenture stocks, bonds, obligations and securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.16	To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.17	To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

3.18	To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, securities, policies, book debts, claims and chases in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.19	To constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities.

3.20	To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.21	To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.22	To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company including Directors and ex-Directors of the Company or any of its subsidiary or associated companies and the spouses, civil partners, widows, widowers, families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.23	To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

3.24	To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.25	To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

3.26	To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.27	To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.28	To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.29	To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.30	To procure the Company to be registered or recognised in any part of the world.

3.31	To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.32	To make gifts, pay gratuities or grant bonuses to current and former Directors (including substitute directors), officers or employees of the Company or to make gifts or pay gratuities to any person on their behalf or to charitable organisations, trusts or other bodies corporate nominated by any such person.

3.33	To do all such other things that the Company may consider incidental or conducive to the attainment of the above objects or as are usually carried on in connection therewith.

3.34	To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business or activity of the Company.

3.35	To make or receive gifts by way of capital contribution or otherwise.

The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of this clause.

NOTE:	It is hereby declared that the word “company” in this clause, except where used in reference to this Company shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to or inference from the terms of any other paragraph.

4.	The liability of the members is limited.

5.	The share capital of the Company is US$5,500,000 divided into 500,000,000 ordinary shares with a nominal value of US$0.01 each, 50,000,000 preferred shares with a nominal value of US$0.01 each and €25,000 divided into 25,000 deferred ordinary shares with a nominal value of €1.00 each.

6.	The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

-of-

AVADEL PHARMACEUTICALS PUBLIC LIMITED COMPANY

(As adopted by special resolution on                 2016)

PRELIMINARY

1.	The provisions set out in these Articles of Association shall constitute the whole of the regulations applicable to the Company and no “optional provision” as defined by section 1007(2) of the Companies Act 2014 (with the exception of sections 83 and 84 of the Companies Act 2014) shall apply to the Company.

2.

(a)	In these articles:

“Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.

“Acts” means the Act and all statutes and statutory instruments which are to be read as one with, or construed or read together with or as one with, the Act and every statutory modification and re-enactment thereof for the time being in force.

“address” includes any number or address used for the purposes of communication by way of electronic mail or other electronic communication.

“Approved Nominee” means a person appointed under contractual arrangements with the Company to hold shares or rights or interests in shares of the Company on a nominee basis;

“articles” means the articles of association of which this article 2 forms part, as the same may be amended and may be from time to time and for the time being in force.

“Assistant Secretary” means any person appointed by the Secretary from time to time to assist the Secretary.

“Clear Days” in relation to the period of notice, means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“Chairman” means the Director who is elected by the Directors from time to time to preside as chairman at all meetings of the Board and at general meetings of the Company.

“Company” means the company whose name appears in the heading to these articles.

“Directors” or “Board” means the directors from time to time and for the time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called.

“electronic communication” has the meaning given to those words in the Electronic Commerce Act 2000.

“electronic signature” has the meaning given to those words in the Electronic Commerce Act 2000.

“Group” means the Company and its subsidiaries from time to time and for the time being.

“Holder” in relation to any share, means the member whose name is entered in the Register as the holder of the share or, where the context permits, the members whose names are entered in the Register as the joint holders of shares.

“Office” means the registered office from time to time and for the time being of the Company.

“Ordinary Resolution” means a resolution passed by a simple majority of the votes cast by members of the Company as, being entitled to do so, vote in person or by proxy at a general meeting of the Company, subject to any alternative definition in the Acts.

“public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company in accordance with the applicable rules of any stock exchange to which the Company’s shares are admitted to trading and the rules and regulations promulgated thereunder.

“Redeemable Shares” means redeemable shares in accordance with the Act.

“Register” means the register of members to be kept as required in accordance the Act.

“seal” means the common seal of the Company.

“Secretary” means any person appointed to perform the duties of the secretary of the Company.

“Special Resolution” means a special resolution of the Company’s members within the meaning of the Act.

(b)	Expressions in these articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these articles and/or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in such form. Expressions in these articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

(c)	Unless the contrary intention appears, words or expressions contained in these articles shall bear the same meaning as in the Acts or in any statutory modification thereof in force at the date at which these articles become binding on the Company.

(d)	A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)	any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

(e)	The masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(f)	Reference to US$, USD, or dollars shall mean the currency of the United States of America and reference to €, euro, EUR or cent shall mean the currency of Ireland.

SHARE CAPITAL AND VARIATION OF RIGHTS

3.

(a)	The share capital of the Company is US$5,500,000 divided into 500,000,000 ordinary shares with a nominal value of US$0.01 each, 50,000,000 preferred shares with a nominal value of US$0.01 each and €25,000 divided into 25,000 deferred ordinary shares with a nominal value of €1.00 each.

(b)	The rights and restrictions attaching to the ordinary shares shall be as follows:

(i)	subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting, the right to attend and speak at any general meeting of the Company and to exercise one vote per ordinary share held at any general meeting of the Company;

(ii)	the right to participate pro rata in all dividends and interim dividends declared in relation to the ordinary shares; and

(iii)	the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

The rights attaching to the ordinary shares may be subject to the terms of issue of any series or class of preferred shares allotted by the Directors from time to time in accordance with article 3(d).

(c)	Directors may issue and allot deferred ordinary shares subject to the rights, privileges, limitations and restrictions set out in this article 3(c):

(i)	Income

The holder of a deferred ordinary share shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this article) and shall not entitle its holder to any further or other right of participation in the assets of the Company.

(ii)	Capital

On a winding up of, or other return of capital (other than on a redemption of any class of shares in the capital of the Company) by the Company, the holders of deferred ordinary shares shall be entitled to participate in such return of capital or winding up of the Company, such entitlement to be limited to the repayment of the amount paid up or credited as paid up on such deferred ordinary shares and shall be paid only after the holders of ordinary shares shall have received payment in respect of such amount as is paid up or credited as paid up on those ordinary shares held by them at that time, plus the payment in cash of €100,000,000 on each such ordinary share.

(iii)	Acquisition of Deferred Ordinary Shares

The Company as agent for the holders of deferred ordinary shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person appointed for the purpose by the Directors) to acquire, or to accept the surrender of, the deferred ordinary shares for no consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such deferred ordinary shares. Any request by the Company to acquire, or for the surrender of, any deferred ordinary shares may be made by the Directors depositing at the Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of deferred ordinary shares. A person whose shares have been acquired or surrendered in accordance with this article shall cease to be a member in respect of such deferred ordinary shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this paragraph shall be deemed to be validly issued notwithstanding the provisions of articles 132 to 137 inclusive.

(iv)	Voting

The holders of deferred ordinary shares shall not be entitled to receive notice of, nor attend, speak or vote at, any general meeting.

The rights attaching to the deferred ordinary shares may be subject to the terms of issue of any series or class of preferred shares allotted by the Directors from time to time in accordance with article 3(d).

(d)	The Directors are authorised to issue preferred shares from time to time in one or more classes or series, and to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

(i)	redeemable at the option of the Company, or the Holders, or both, with the manner of the redemption to be set by the Board, and redeemable at such time or times, including upon a fixed date, and at such price or prices;

(ii)	entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of shares or any other series;

(iii)	entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or

(iv)	convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of the Company at such price or prices or at such rates of exchange and with such adjustments as the Directors determine, which rights and restrictions may be as stated in such resolution or resolutions of the Directors as determined by them in accordance with this article 3(d). The Board may at any time before the allotment of any preferred share by further resolution in any way amend the designations, preferences, rights, qualifications, limitations or restrictions, or vary or revoke the designations of such preferred shares.

The rights conferred upon the Holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of preferred shares in accordance with this article 3(d).

(e)	Unless the Directors specifically elect to treat such acquisition as a purchase for the purposes of the Acts, an ordinary share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from such third party. In these circumstances, the acquisition of such shares or interest in shares by the Company, save where acquired otherwise than for valuable consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with the Acts. No resolution, whether special or otherwise, shall be required to be passed to deem any ordinary share a Redeemable Share.

4.	Subject to the provisions of the Acts and the other provisions of this article, the Company may:

(a)	pursuant to the Acts, issue any shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors; or

(b)	subject to and in accordance with the provisions of the Acts and without prejudice to any relevant special rights attached to any class of shares, pursuant to the Acts, purchase any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between members or members of the same class) and may cancel any shares so purchased or hold them as treasury shares (as defined by the Acts) and may reissue any such shares as shares of any class or classes.

5.	Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares, any share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

6.

(a)	Without prejudice to the authority conferred on the Directors pursuant to article 3 to issue preferred shares in the capital of the Company, if at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-quarters of all the votes of the issued share of that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum for such a meeting. To every such meeting the provisions of article 35 shall apply.

(b)	The redemption or purchase of preferred shares or any class of preferred shares shall not constitute a variation of rights of the preferred Holders where the redemption or purchase of the preferred shares has been authorised solely by a resolution of the ordinary Holders.

(c)	The issue, redemption or purchase of any preferred shares shall not constitute a variation of the rights of the Holders of ordinary shares.

(d)	The issue of preferred shares or any class of preferred shares which rank pari passu with, or junior to, any existing preferred shares or class of preferred shares shall not constitute a variation of the existing preferred shares or class of preferred shares.

7.	The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

8.

(a)	Subject to the provisions of these articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount save in accordance with the Acts, and so that the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon. To the extent permitted by the Acts, shares may also be allotted by a committee of the Directors or by any other person where such committee or person is so authorised by the Directors.

(b)	Subject to any requirement to obtain the approval of members under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

(c)	The Directors are, for the purposes of the Acts, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the section 1021 of the Act) up to the amount of Company’s authorised share capital as of the date of adoption of this article 8, and to allot and issue any shares purchased by the Company pursuant to the provisions of the Acts and held as treasury shares, and this authority shall expire five years from the date of adoption of these articles. The Company may before the expiry of such authority make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement notwithstanding that the authority hereby conferred has expired.

(d)	The Directors are hereby empowered pursuant to section 1021 of the Act to allot equity securities within the meaning of section 1023 of the Act for cash pursuant to the authority conferred by paragraph (c) of this article 8 as if section 1022(1) of the Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph (d) had not expired.

(e)	Nothing in these articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

9.	If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the Holder of the share.

10.	The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

11.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder.

12.	No person shall receive a share certificate in respect of any ordinary share held by them in the share capital of the Company, whether such ordinary share was allotted or transferred to them, unless so requested in accordance with the Acts.

13.	The Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding company, except as permitted by the Acts.

LIEN

14.

(a)	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors, at any time, may declare any share to be wholly or in part exempt from the provisions of this article. The Company’s lien on a share shall extend to all moneys payable in respect of it.

(b)	The Company may sell in such manner as the Directors determine any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen Clear Days after notice demanding payment, and stating that if the notice is not complied with the share may be sold, has been given to the Holder of the share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

(c)	To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the share comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

(d)	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

15.

(a)	Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares, including shares where the conditions of allotment provide for payment at fixed times, and each member (subject to receiving at least fourteen Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

(c)	The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

(d)	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

(e)	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these articles shall apply as if that amount had become due and payable by virtue of a call.

(f)	Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the Holders in the amounts and times of payment of calls on their shares.

(g)	The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) fifteen percent per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

(h)	(i)	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter and during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

(ii)	The notice shall name a further day (not earlier than the expiration of fourteen Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

(iii)	If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

(iv)	On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

(i)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the share to that person. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he shall be registered as the Holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

(j)	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares, without any deduction or allowance for the value of the shares at the time of forfeiture but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

(k)	A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

(l)	The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

(m)	The Directors may accept the surrender of any share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it has been forfeited.

TRANSFER OF SHARES

16.

(a)	The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary, an Assistant Secretary or any such person that the Secretary or an Assistant Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary, Assistant Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary, Assistant Secretary or the relevant nominee as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

(b)	The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

(c)	Notwithstanding the provisions of these articles and subject to any provision of the Acts, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with the Acts or any regulations made thereunder. The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

17.	Subject to such of the restrictions of these articles and to such of the conditions of issue of any share warrants as may be applicable, the shares of any member and any share warrant may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

18.

(a)	The Directors in their absolute discretion and without assigning any reason therefor may decline to register:

(i)	any transfer of a share which is not fully paid; or

(ii)	any transfer to or by a minor or person of unsound mind;

but this shall not apply to a transfer of such a share resulting from a sale of the share through a stock exchange on which the share is listed.

(b)	The Directors may decline to recognise any instrument of transfer unless:

(i)	the instrument of transfer is accompanied by the certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of one class of share only;

(iii)	a fee of €10 or such lesser sum as the Directors may from time to time require, is paid to the Company;

(iv)	the instrument of transfer is in favour of four transferees or fewer; and

(v)	it is lodged at the Office or at such other place as the Directors may appoint.

19.	If the Directors refuse to register a transfer, they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

20.

(a)	The Directors may from time to time fix a record date for the purposes of determining the rights of members to notice of and/or to vote at any general meeting of the Company. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors, and the record date shall be not more than eighty nor less than ten days before the date of such meeting. If no record date is fixed by the Directors, the record date for determining members entitled to notice of or to vote at a meeting of the members shall be the close of business on the day next preceding the day on which notice is given. Unless the Directors determine otherwise, the determination of those members of record entitled to notice of or to vote at a meeting of members shall apply also to any adjournment or postponement of the meeting.

(b)	In order that the Directors may determine the members entitled to receive payment of any dividend or other distribution or allotment of any rights or the members entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 nor less than ten days prior to such action. If no record date is fixed, the record date for determining members for such purpose shall be at the close of business on the day on which the Directors adopt the resolution relating thereto.

21.	Registration of transfers may be suspended at such times and for such period, not exceeding in the whole 30 days in each year, as the Directors may from time to time determine subject to the requirements of the Acts.

22.	All instruments of transfer shall upon their being lodged with the Company remain the property of the Company and the Company shall be entitled to retain them.

23.	Subject to the provisions of these articles, whenever as a result of a consolidation of shares or otherwise any members would become entitled to fractions of a share, the Directors may sell or cause to be sold, on behalf of those members, the shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale (subject to any applicable tax, abandoned property laws and the reasonable expenses of sale) in due proportion among those members, except that any proceeds in respect of any holding which is less than a sum fixed by the Board may be retained for the benefit of the Company. The Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

TRANSMISSION OF SHARES

24.	In the case of the death of a member, the survivor or survivors where the deceased was a joint Holder, and the personal representatives of the deceased where he was a sole Holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any share which had been jointly held by him with other persons.

25.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as herein provided, elect either to be registered himself as Holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the shares by that member before his death or bankruptcy, as the case may be.

26.	If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice of transfer were a transfer signed by that member.

27.	A person becoming entitled to a share by reason of the death or bankruptcy of the Holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company, so, however, that the Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCATION; CHANGE OF LOCATION OF REGISTERED OFFICE; AND ALTERATION OF CAPITAL

28.	The Company may from time to time by Ordinary Resolution increase the authorised share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

29.	The Company may by Ordinary Resolution:

(a)	divide its share capital into several classes and attach to them respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(b)	increase the authorised share capital by such sum to be divided into shares of such nominal value, as such Ordinary Resolution shall prescribe;

(c)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(d)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller nominal value than is fixed by the memorandum of association subject to the Acts, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the Share from which the reduced share is derived;

(e)	cancel any shares that at the date of the passing of the relevant Ordinary Resolution have not been taken or agreed to be taken by any person; and

(f)	subject to applicable law, change the currency denomination of its share capital.

30.	Subject to the provisions of the Acts, the Company may:

(a)	by Special Resolution change its name, alter or add to the memorandum of association with respect to any objects, powers or other matters specified therein or alter or add to these Articles;

(b)	by Special Resolution reduce its company capital (including its share capital and any capital redemption reserve or share premium account) in any way it thinks expedient and, without prejudice to the generality of the foregoing, may

(i)	extinguish or reduce the liability on any of its shares in respect of share capital not paid up;

(ii)	either with or without extinguishing or reducing liability on any of its shares, cancel any paid up company capital which is lost or unrepresented by available assets; and

(iii)	either with or without extinguishing or reducing liability on any of its shares, pay off any paid up company capital which is in excess of the wants of the Company,

and in relation to such reductions, the Company may by Special Resolution determine the terms upon which the reduction is to be effected, including in the case of a reduction of part only of any class of shares, those shares to be affected; and

(c)	by resolution of the Directors change the location of its Office.

GENERAL MEETINGS

31.	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next. This article shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.

32.	Subject to the Acts, all general meetings of the Company may be held outside of Ireland.

33.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

34.	The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided in the Acts. Where any enactment confers rights on the members of a company to convene a general meeting and expresses such rights to apply save where a company’s articles of association or constitution provides otherwise, including, but not limited to, section 178(2) of the Act, such rights shall not apply to the members of the Company.

35.	All provisions of these articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that the necessary quorum shall be two or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) at least a majority in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one Holder holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) at least a majority in nominal value of the issued shares of the class, shall be deemed to constitute a meeting.

36.	A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.

NOTICE OF GENERAL MEETINGS

37.

(a)	Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice, an annual general meeting and an extraordinary general meeting for the passing of a Special Resolution shall be called by not more than 60 Clear Days’ notice and not less than 21 Clear Days’ notice and all other extraordinary general meetings shall be called by not less than 14 Clear Days’ notice.

(b)	Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting. Provided that the latter requirement shall only apply where the intention to propose the person has been received by the Company in accordance with the provisions of these articles. Subject to any restrictions imposed on any shares, the notice of the meeting shall be given to all the members of the Company as of the record date set by the Directors and to the Directors and the statutory auditors.

(c)	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

38.	Where, by any provision contained in the Acts, notice of a greater length than that required by article 37(a) is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than 28 days (or such period as the Acts permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Acts.

PROCEEDINGS AT GENERAL MEETINGS

39.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also that is transacted at an annual general meeting, with the exception of:

(i)	the consideration of the Company’s statutory financial statements and the report of the directors and the report of the statutory auditors on those statements and that report;

(ii)	the review by the members of the Company’s affairs;

(iii)	the declaration of a dividend (if any) of an amount not exceeding the amount recommended by the directors;

(iv)	the authorisation of the directors to approve the remuneration of the statutory auditors; and

(v)	the election and re-election of directors.

40.	At any annual general meeting of the members, only such nominations of persons for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual general meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly made at the annual general meeting, by or at the direction of the Board or (c) otherwise properly requested to be brought before the annual general meeting by a member of the Company in accordance with these articles. For nominations of persons for election to the Board or proposals of other business to be properly requested by a member to be made at an annual general meeting, a member must (i) be a member at the time of giving of notice of such annual general meeting by or at the direction of the Board and at the time of the annual general meeting, (ii) be entitled to vote at such annual general meeting and (iii) comply with the procedures set forth in these articles as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a member to make nominations or other business proposals (other than matters properly brought under the applicable rules of any stock exchange to which the Company’s shares are admitted to trading and included in the Company’s notice of meeting) before an annual general meeting of members.

41.	At any extraordinary general meeting of the members, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Company’s notice of meeting. To be properly brought before an extraordinary general meeting, proposals of business must be (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the extraordinary general meeting, by or at the direction of the Board, or (c) otherwise properly brought before the meeting by any members of the Company pursuant to the valid exercise of power granted to them under the Acts.

42.	No shareholder shall be entitled to propose any person to be appointed, elected or re-elected as Director at any extraordinary general meeting.

43.	Except as otherwise provided by the Acts, the memorandum of association or these articles, the Chairman of any general meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the general meeting was made or proposed, as the case may be, in accordance with these articles and, if any proposed nomination or other business is not in compliance with these articles, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

44.	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Five or more Holders of shares, present in person or by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting), entitling them to exercise a majority of the voting power of the Company on the relevant record date shall constitute a quorum. Abstentions and broker non-votes will be regarded as present for the purposes of establishing the presence of a quorum.

45.	Any general meeting duly called at which a quorum is not present shall be adjourned and the Company shall provide notice pursuant to article 38 in the event that such meeting is to be reconvened.

46.	The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

47.	If at any meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be Chairman of the meeting.

48.	The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place without notice other than by announcement of the time and place of the adjourned meeting by the Chairman of the meeting. The Chairman of the meeting may at any time without the consent of the meeting adjourn the meeting to another time and/or place if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed by the Board. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

49.	At any general meeting a resolution put to the vote of the meeting shall be decided by poll.

50.	A poll shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was taken.

51.	Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any share held by him unless all monies then payable by him in respect of that share have been paid.

ADVANCE NOTICE OF MEMBER BUSINESS AND NOMINATIONS

52.	Without qualification or limitation, subject to article 62, for any nominations or any other business to be properly brought before an annual general meeting by a member pursuant to article 40, the member must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by article 63), and timely updates and supplements thereof, in writing to the Secretary, and such other business must otherwise be a proper matter for member action.

53.	To be timely, a member’s notice for any nominations or any other business to be properly brought before an annual general meeting by a member pursuant to article 40 shall be delivered to the Secretary at the Office by close of business on that day that is not less than 120 days prior to the first anniversary of the day of release to shareholders of the Company’s proxy statement, issued pursuant to the applicable rules of any stock exchange to which the Company’s shares are admitted to trading, in respect of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the member must be so delivered by close of business on the day that is not less than the later of (a) 150 days prior to the day of the contemplated annual general meeting or (b) ten days after the day on which public announcement of the date of the contemplated annual general meeting is first made by the Company; provided, further, that with respect to the first annual general meeting of the Company, notice by the member must be so delivered by close of business on the day that is not less than ten days after the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

54.	Notwithstanding anything in article 53 to the contrary, in the event that the number of directors to be elected to the Board is increased by the Board, and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 130 days prior to the first anniversary of the day of release to shareholders of the Company’s proxy statement issued pursuant to the applicable rules of any stock exchange to which the Company’s shares are admitted to trading in respect of the preceding year’s annual general meeting, a member’s notice required by articles 52-55 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Office not later than the close of business on the day that is ten days after the day on which such public announcement is first made by the Company.

55.	In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

56.	Subject to article 62, in the event the Company calls an extraordinary general meeting of members for the purpose of electing one or more directors to the Board, any member may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, provided that the member gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by article 63), and timely updates and supplements thereof, in writing, to the Secretary.

57.	To be timely, a member’s notice for any nomination to be properly brought before such an extraordinary general meeting shall be delivered to the Secretary at the Office by close of business on the day that is not less than 120 days prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than 130 days prior to the date of such extraordinary general meeting, by close of business on the day that is ten days after the day on which public announcement of the date of the extraordinary general meeting and of the nominees proposed by the Board to be elected at such meeting is first made by the Company. In no event shall any adjournment or postponement of an extraordinary general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

58.	In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

59.	To be in proper form, a member’s notice (whether given pursuant to articles 52-55 or articles 56-58) to the Secretary must include the following, as applicable:

(a)	As to the member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a member’s notice must set forth: (i) the name and address of such member, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such member, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the member, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such member, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such member has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such member, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such member with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such member that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such member is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such member is entitled to base on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such member’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such member, and (I) any direct or indirect interest of such member in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (iii) any other information relating to such member and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to the applicable rules of any stock exchange to which the Company’s shares are admitted to trading and the regulations promulgated thereunder.

(b)	If the notice relates to any business other than a nomination of a director or directors that the member proposes to bring before the meeting, a member’s notice must, in addition to the matters set forth in article 59(a) above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such member and beneficial owner, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend these articles, the text of the proposed amendment), and (iii) a description of all agreements, arrangements and understandings between such member and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such member.

(c)	As to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in article 59(a) above, also set forth: (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to the applicable rules of any stock exchange to which the Company’s shares are admitted to trading and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such member and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to the applicable rules of any stock exchange to which the Company’s shares are admitted to trading if the member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

60.	With respect to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in articles 59(a) and 59(c) above, also include a completed and signed questionnaire, representation and agreement required by article 63 of these articles. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable member’s understanding of the independence, or lack thereof, of such nominee.

61.	Notwithstanding the provisions of these articles, a member shall also comply with all applicable requirements of the applicable rules of any stock exchange to which the Company’s shares are admitted to trading and the rules and regulations thereunder with respect to the matters set forth in articles 52-63.

62.	Nothing in these articles shall be deemed to affect any rights (i) of members to request inclusion of proposals in the Company’s proxy statement pursuant to the applicable rules of any stock exchange to which the Company’s shares are admitted to trading, (ii) of the holders of any series of preferred shares if and to the extent provided for under law, the memorandum of association or these articles or (iii) of members of the Company to bring business before an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts. Subject to the applicable rules of any stock exchange to which the Company’s shares are admitted to trading, nothing in these articles shall be construed to permit any member, or give any member the right, to include or have disseminated or described in the Company’s proxy statement any nomination of director or directors or any other business proposal.

63.	Subject to the rights of members of the Company to propose nominations at an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts, to be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under articles 52-62) to the Secretary at the Office a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company publicly disclosed from time to time.

VOTES OF MEMBERS

64.	Subject to any special rights or restrictions as to voting for the time being attached by or in accordance with these articles to any class of shares, on a poll every member who is present in person or by proxy shall have one vote for each share of which he is the Holder.

65.	When there are joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

66.	A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder, may vote by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these articles for the receipt of appointments of proxy, not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

67.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

68.	Votes may be given either personally or by proxy.

69.

(a)	Every member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy shall be in any form which the Directors may approve, subject to compliance with any requirements as to form under the Acts, and shall be signed by or on behalf of the appointer. A body corporate must sign a form of proxy under its common seal (if applicable) or under the hand of a duly authorised officer thereof. A proxy need not be a member of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve, subject to any requirements of the Acts.

(b)	Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. For the avoidance of doubt, such appointments of proxy as made by electronic or internet communication or facility as permitted by the Directors will be deemed to be deposited at the place specified for such purpose once received by the Company. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as deposited at the place specified for such purpose. The Directors may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

70.	A body corporate which is a member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

71.	An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

72.	Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

73.

(a)	A vote given or poll demanded in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office, before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts, provided, however, that where such intimation is given in electronic form it shall have been received by the Company before the commencement of the meeting

(b)	The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

74.

(a)	Except in the case of the removal of statutory auditors or Directors and subject to the Acts, anything which may be done by resolution in general meeting of all or any class or resolution in writing, signed by all of the holders or any class thereof or their proxies (or in the case of a holder that is a corporation (whether or not a company within the meaning of the Acts) on behalf of such holder) being all of the holders of the Company or any class thereof, who at the date of the resolution in writing would be entitled to attend a meeting and vote on the resolution and if described as a Special Resolution shall be deemed to be a Special Resolution and vote on the resolution and if described as a Special Resolution shall be deemed to be a Special Resolution within the meaning of the Acts. Such resolution in writing may be signed in as many counterparts as may be necessary.

(b)	For the purposes of any written resolution under article 74(a), the date of the resolution in writing is the date when the resolution is signed by, or on behalf of, the last holder to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this section, a reference to such date.

(c)	A resolution in writing made in accordance with article 74(a) is valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of holders of the Company, as the case may be. A resolution in writing made in accordance with this section shall constitute minutes for the purposes of the Acts and these articles.

DIRECTORS

75.	Subject to article 94, the number of Directors shall not be less than two (the “prescribed minimum”) nor more than thirteen and shall be determined by the Board (the “Authorised Number”). The continuing Directors may act notwithstanding any vacancy in their body provided that, if the number of the Directors is reduced below the prescribed minimum, the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors so that the Board comprises such minimum or shall convene a general meeting of the Company for the purpose of making such appointment. If, at any general meeting of the Company, (a) the Chairman determines that the number of persons properly nominated to serve as Directors exceeds the Authorised Number and (b) the number of Directors is reduced below the Authorised Number due to the failure of one or more Directors to be elected or re-elected (as the case may be) by way of a majority of the votes cast at that meeting or any adjournment thereof, then from the persons properly nominated to serve as Directors those receiving the highest number of votes in favour of election or re-election (as the case may be) shall be elected or re-elected (as the case may be) to the Board so that the number of Directors equals the Authorised Number and shall be Directors until the next annual general meeting. Where the number of Directors falls to less than the Authorised Number and there are no Director or Directors capable of acting then any two members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to the provisions of the Acts and these articles) only until the conclusion of the annual general meeting of the Company next following such appointment. If, at any meeting of the Company, resolutions are passed by a majority of the votes cast at that meeting or any adjournment thereof in respect of the election or re-election (as the case may be) of Directors which would result in the Authorised Number being exceeded, then those Director(s), in such number as exceeds such Authorised Number, receiving at that meeting the lowest number of votes in favour of election or re-election (as the case may be) shall, notwithstanding the passing of any resolution by a majority of the votes cast at that meeting or any adjournment thereof in their favour, not be elected or re-elected (as the case may be) to the Board; provided, that nothing in this provision will require or result in the removal of a Director whose election or re-election to the Board was not voted on at such meeting.

76.

(a)	Each Director, not being an employee, shall be paid a fee for their services and each Director who is an employee of the Company or the Group shall be paid remuneration (to include benefits in kind) for their employment. The fee or remuneration paid to each Director shall be at such rate and on such basis as may from time to time be determined by the Board. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company. The amount, rate or basis of the fees, remuneration or expenses paid to the Directors shall not require approval or ratification by the Company in general meeting.

(b)	Each Director may use the property of the Company pursuant to or in connection with: the exercise or performance of his or her duties, functions and powers as Director or employee; the terms of any contract of service or employment or letter of appointment; and, or in the alternative, any other usage authorised by the Directors (or a person authorised by the Directors) from time to time; and including in each case for a Director’s own benefit or for the benefit of another person.

77.	If any Director shall be called upon to perform extra services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, the Company may remunerate such Director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the Directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a Director.

78.	No shareholding qualification for Directors shall be required. A Director (whether or not a member of the Company) shall be entitled to attend and speak at general meetings.

79.	Unless the Company otherwise directs, a Director of the Company may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as Holder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

BORROWING POWERS

80.	Subject to the Acts, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

POWERS AND DUTIES OF THE DIRECTORS

81.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Acts or by these articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these articles and to the provisions of the Acts.

82.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

83.

(a)	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with the Acts.

(b)	A Director may vote in respect of any contract, appointment or arrangement in which he is interested, and he shall be counted in the quorum present at the meeting.

84.	As recognised by section 228(1)(e) of the Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been approved by a resolution of the board of directors of the Company.

85.	A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

86.	The Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Directors or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

87.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

88.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

89.	The Directors shall cause minutes to be made in books provided for the purpose of:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

90.	The Directors may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or holding Company and the spouses, civil partners, widows, widowers, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and wellbeing of the Company or of any such other Company as aforesaid, or its members, and payments for or towards the insurance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by him under this article, subject only, where the Acts require, to disclosure to the members and the approval of the Company in general meeting.

DISQUALIFICATION OF DIRECTORS

91.	The office of a Director shall be vacated ipso facto if the Director:

(a)	is restricted or disqualified to act as a Director under the Acts; or

(b)	resigns his office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

(c)	is requested to resign in writing by not less than three quarters of the other Directors; or

(d)	is removed from office under article 95.

APPOINTMENT, ROTATION AND REMOVAL OF DIRECTORS

92.	At every annual general meeting of the Company, all of the Directors shall retire from office unless re-elected by Ordinary Resolution at the annual general meeting. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

93.	If, before the expiration of his or her term of office, a Director should be replaced for whatever reason, the term of office of the newly elected member of the Board shall expire at the end of the term of office of his or her predecessor.

94.	The Company may from time to time by Special Resolution increase or reduce the minimum or maximum number of Directors as set out in article 75, provided however that if a majority of the Board makes a recommendation to the members to change the minimum or maximum number of Directors, then an Ordinary Resolution to increase or reduce such minimum or maximum number shall be required.

95.	The Company may, by Ordinary Resolution, of which notice has been given in accordance with the Acts, remove any Director before the expiration of his period of office notwithstanding anything in these articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

96.	The Company may, by Ordinary Resolution, appoint another person in place of a Director removed from office under article 95 and without prejudice to the powers of the Directors under article 75 the Company in general meeting by Ordinary Resolution may appoint any person to be a Director either to fill a casual vacancy or as an additional Director, subject to the maximum number of Directors set out in article 75.

97.	The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these articles as the maximum number of Directors.

98.	The Directors are not entitled to appoint alternate directors.

99.	The Directors may appoint any person to fill the following positions:

(a)	Chairman of the Board:

If the Directors have elected a Director to be the Chairman, the Chairman shall preside at all meetings of the Board and at general meetings of the Company.

(b)	Secretary:

It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members and Board of the Company, and of its Committees, and to authenticate records of the Company. The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them. A provision of the Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

(c)	Such other officers as the Directors may, from time to time, determine, including but not limited to, chief executive officer, president, vice president, vice chairman, assistant secretary, Treasurer, controller and assistant treasurer.

The powers and duties of all other officers are at all times subject to the control of the Directors, and any other officer may be removed from that office at any time at the pleasure of the Board.

In addition to the Board’s power to delegate to committees pursuant to article 104, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of its subsidiaries as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board.

PROCEEDINGS OF DIRECTORS

100.

(a)	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they may think fit. The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office at the time when the meeting is convened. Questions arising at any meeting shall be decided by a majority of votes. Each director present and voting shall have one vote.

(b)	Any Director may participate in a meeting of the Directors by means of telephonic or other such communication whereby all persons participating in the meeting can hear each other speak, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting and any director may be situated in any part of the world for any such meeting.

101.	The Chairman or a majority of the Directors may, and the Secretary on the requisition of the Chairman or a majority of the Directors shall, at any time summon a meeting of the Directors. Any provision of an enactment permitting the Secretary to summon a meeting of the Directors on the requisition of a Director acting alone shall not apply to the Company.

102.	The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to these articles as the minimum number of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

103.	The Directors may elect a Chairman of their meetings and determine the period for which he is to hold office. Any Director may be elected no matter by whom he was appointed but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

104.	The Board may from time to time designate committees of the Board, with such powers and duties as the Board may decide to confer on such committees (including the power to sub-delegate), and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committees.

105.	A committee may elect a chairman of its meeting. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

106.	All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

107.	Notwithstanding anything in these articles or in the Acts which might be construed as providing to the contrary, notice of every meeting of the Directors shall be given to all Directors either by mail not less than 48 hours before the date of the meeting, by telephone, email, or any other electronic means on not less than 24 hours’ notice, or on such shorter notice as person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances. Any director may waive any notice required to be given under these articles, and the attendance of a director at a meeting shall be deemed to be a waiver by such Director.

108.	A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by (a) all of the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors or (b) a majority of the Directors where notice in accordance with article 107 of the resolution or other document in writing has been given to all Directors entitled to receive notice of a meeting of Directors or of a committee of Directors, shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held, and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents.

THE SEAL

109.

(a)	The Directors shall ensure that the Seal (including any official securities seal kept pursuant to the Acts) shall be used only by the authority of the Directors or of a committee authorised by the Directors and that every instrument to which the seal shall be affixed shall be signed by a Director or some other person appointed by the Directors for that purpose.

(b)	The Company may have an official seal for use in any place abroad.

DIVIDENDS AND RESERVES

110.	The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

111.	The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

112.	No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of the Acts.

113.	The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to distribute.

114.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

115.	The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company in relation to the shares of the Company.

116.	Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

117.	Any dividend or other moneys payable in respect of any share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the members Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than €, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

118.	No dividend shall bear interest against the Company.

119.	If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

SHAREHOLDER RIGHTS PLAN

120.	Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

121.	The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares or preferred shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

122.	For the purposes of effecting an exchange of Rights for ordinary shares or preferred shares in the share capital of the Company (an “Exchange”), the Directors may:

(a)	resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve, any undenominated capital and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares or preferred shares which are to be exchanged for the Rights; and

(b)	apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

123.	The duties of the Directors to the Company under applicable law, including, but not limited to, the Acts and common law, are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

ACCOUNTING RECORDS

124.

(a)	The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

(i)	correctly record and explain the transactions of the Company;

(ii)	will at any time enable the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(iii)	will enable the Directors to ensure that any financial statements of the Company complies with the requirements of the Acts; and

(iv)	will enable those financial statements of the Company to be readily and properly audited.

The accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.

(b)	The accounting records shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(c)	In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements of the Company and reports as are required by the Acts to be prepared and laid before such meeting.

125.

(a)	The Company may send by post, electronic mail or any other means of electronic communication:

(i)	the Company’s statutory financial statements,

(ii)	the directors’ report, and

(iii)	the statutory auditors’ report and copies of those documents shall also be treated for the purposes of the Acts, as sent to a person where:

(A)	the Company and that person have agreed to his or her having access to the documents on a website (instead of their being sent to him or her);

(B)	the documents are documents to which that agreement applies; and

(C)	that person is notified, in a manner for the time being agreed for the purpose between that person and the company, of –

(I)	the publication of the documents on a website,

(II)	the address of that website, and

(III)	the place on that website where the documents may be accessed and how they may be accessed.

(b)	The documents listed at articles 130 (a)(i) to 130(a)(iii) shall be treated as sent to a person not less than 21 days before the date of a meeting if, and only if –

(i)	the documents are published on the website throughout a period beginning at least 21 days before the date of the meeting and ending with the conclusion of the meeting; and

(ii)	the notification given for the purposes of paragraph (c) is given not less than 21 days before the date of the meeting.

(c)	Nothing shall invalidate the proceedings of a meeting where—

(i)	any documents that are required to be published are published for a part, but not all, of the 21 day period mentioned above; and

(ii)	the failure to publish those documents throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the company to prevent or avoid.

(d)	Where copies of documents are sent out pursuant to this article over a period of days, references elsewhere in the Acts to the day on which those copies are sent out shall be read as references to the last day of that period.

126.	The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors or by the Company in general meeting. No member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the members of the Company to communicate to the public.

CAPITALISATION OF PROFITS

127.	Without prejudice to any powers conferred on the Directors as aforesaid and subject to the Directors’ authority to issue and allot shares under articles 8(c) and 8(d), the Directors or any duly appointed committee thereof may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including, but not limited to, the capital redemption reserve, capital conversion reserve, profit and loss account, share premium account, any undenominated capital or other reserve account not available for distribution) or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions). Whenever such a resolution is passed in pursuance of this article, the Directors shall make all appropriations and applications of the amounts resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any. Any such capitalisation will not require approval or ratification by the members of the Company.

128.	Without prejudice to any powers conferred on the Directors by these articles, and subject to the Directors’ authority to issue and allot shares under articles 8(c) and 8(d), the Directors or any duly appointed committee thereof may resolve that any sum for the time being standing to the credit of any of the Company’s reserve accounts (including any reserve account available for distribution) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend (and in the same proportions) either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve, the capital conversion reserve or the share premium account or any undenominated capital shall be applied shall be those permitted by the Acts.

129.	The Directors may from time to time at their discretion, subject to the provisions of the Acts and, in particular, to their being duly authorised pursuant to the Acts, to allot the relevant shares, offer to the Holders of ordinary shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional ordinary shares credited as fully paid. In any such case the following provisions shall apply.

(i)	The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient in the Directors’ absolute discretion, the value (calculated by reference to the average quotation) of the additional ordinary shares (excluding any fractional entitlement) to be allotted in lieu of any amount of dividend shall equal such amount. For such purpose the “average quotation” of an ordinary share shall be the average of the five amounts resulting from determining whichever of the following ((A), (B) or (C) specified below) in respect of ordinary shares shall be appropriate for each of the first five business days on which ordinary shares are quoted “ex” the relevant dividend and as determined from the information published by the stock exchange (if any) to which the Company’s ordinary shares are admitted to trading reporting the business done on each of these five business days:

(A)	if there shall be more than one dealing reported for the day, the average of the prices at which such dealings took place; or

(B)	if there shall be only one dealing reported for the day, the price at which such dealing took place; or

(C)	if there shall not be any dealing reported for the day, the average of the closing bid and offer prices for the day;

and if there shall be only a bid (but not an offer) or an offer (but not a bid) price reported, or if there shall not be any bid or offer price reported, for any particular day then that day shall not count as one of the said five business days for the purposes of determining the average quotation. If the means of providing the foregoing information as to dealings and prices by reference to which the average quotation is to be determined is altered or is replaced by some other means, then the average quotation shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the stock exchange (if any) to which the Company’s ordinary shares are admitted to trading.

(ii)	The Directors shall give notice in writing (whether in electronic form or otherwise) to the Holders of ordinary shares of the right of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which, and the latest date and time by which, duly completed forms of election must be lodged in order to be effective. The Directors may also issue forms under which Holders may elect in advance to receive new ordinary shares instead of dividends in respect of future dividends not yet declared (and, therefore, in respect of which the basis of allotment shall not yet have been determined).

(iii)	The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on ordinary shares in respect of which the right of election as aforesaid has been duly exercised (the “Subject Ordinary Shares”) and in lieu thereof additional ordinary shares (but not any fraction of a share) shall be allotted to the Holders of the Subject Ordinary Shares on the basis of allotment determined aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional ordinary shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued ordinary shares for allotment and distribution to and amongst the holders of the Subject Ordinary Shares on such basis.

130.

(a)	The additional ordinary shares allotted pursuant to articles 127, 128 or 129 shall rank pari passu in all respects with the fully paid ordinary shares then in issue save only as regards participation in the relevant dividend or share election in lieu.

(b)	The Directors may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to articles 127, 128 or 129 with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the holders concerned). The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

(c)	The Directors may on any occasion determine that rights of election shall not be offered to any Holders of ordinary shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

AUDIT

131.	Statutory auditors shall be appointed and their duties regulated in accordance with the Acts.

NOTICES

132.	Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

133.

(a)	A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any member by the Company;

(i)	by handing same to him or his authorised agent;

(ii)	by leaving the same at his registered address;

(iii)	by sending the same by the post in a pre-paid cover addressed to him at his registered address;

(iv)	by sending the same to the member by electronic means, to the maximum extent permitted by any optional provisions of the Acts notwithstanding article 1 to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company); or

(v)	by sending, with the consent of the member, the same by means of electronic mail or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company).

(b)	For the purposes of these articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

(c)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(i) or (ii) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(d)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iii) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

(e)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iv) or (a)(v) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 48 hours after despatch.

(f)	Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub-paragraph (a)(iv) or (a)(v) of this article, if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(g)	Notwithstanding anything contained in this article the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

(h)	Any requirement in these articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

(i)	Without prejudice to the provisions of sub-paragraphs (a)(i) and (a)(ii) of this article, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

134.	A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Register in respect of the share and notice so given shall be sufficient notice to all the joint Holders.

135.

(a)	Every person who becomes entitled to a share shall before his name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he derives his title.

(b)	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

136.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

137.	A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

WINDING UP

138.	If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this article shall not affect the rights of the Holders of shares issued upon special terms and conditions.

139.

(a)	In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

(b)	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

140.	If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY

141.

(a)	Subject to the provisions of and so far as may be admitted by the Acts, every Director and the Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

(b)	The Directors shall have power to purchase and maintain for any Director, the Secretary or any employees of the Company or its subsidiaries insurance against any such liability as referred to in the Acts.

(c)	As far as is permissible under the Acts, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Party’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

(d)	In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

(e)	Any indemnification under this article (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this article. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

(f)	As far as permissible under the Acts, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this article shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these articles.

(g)	It being the policy of the Company that indemnification of the persons specified in this article shall be made to the fullest extent permitted by law, the indemnification provided by this article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these articles, any agreement, any insurance purchased by the Company, vote of members or disinterested directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this article, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this article shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

UNTRACED HOLDERS

142.

(a)	The Company shall be entitled to sell at the best price reasonably obtainable any share or stock of a member or any share or stock to which a person is entitled by transmission if and provided that:

(i)	for a period of twelve years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the member or to the person entitled by transmission to the share or stock at his address on the Register or other last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission; and

(ii)	at the expiration of the said period of twelve years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a)(i) of this article is located of its intention to sell such share or stock; and

(iii)	the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission.

(b)	To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share or stock and such instrument of transfer shall be as effective as if it had been executed by the registered Holder of or person entitled by transmission to such share or stock. The Company shall account to the member or other person entitled to such share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

(c)	To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any member and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

(d)	The Company may only exercise the powers granted to it in sub-paragraph (a) above in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

(e)	Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to sub-paragraph (a) may be executed in accordance with article 16(a).

DESTRUCTION OF DOCUMENTS

143.	The Company may implement such document destruction policies as it so chooses in relation to any type of documents (whether in paper, electronic or other formats), and in particular (without limitation to the foregoing) may destroy:

(a)	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

(b)	any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration; and

(c)	any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it,

and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:

(i)	the foregoing provisions of this article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(ii)	nothing contained in this article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

(iii)	references in this article to the destruction of any document include references to its disposal in any manner.

BUSINESS COMBINATION

144.

(a)	Notwithstanding anything to the contrary contained in these articles, the Company shall not engage in any Business Combination with any Interested Holder for a period of three years following the time that such Holder became an Interested Holder, unless:

(i)	prior to such time the Directors approved either the Business Combination or the transaction which resulted in the member becoming an Interested Holder;

(ii)	upon consummation of the transaction which resulted in the member becoming an Interested Holder, the Interested Holder owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the Interested Holder) those shares owned (A) by persons who are directors and also officers and (B) employee shares plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii)	at or subsequent to such time the Business Combination is approved by the Directors and authorised by way of Special Resolution without the Interested Holder.

(b)	The Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this article, including, without limitation, (i) whether a Person is an Interested Holder, (ii) the number of shares or other securities beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another, and (iv) the fair market value of the Company’s securities or securities of any subsidiary of the Company, and the good faith determination of the Directors on such matters shall be conclusive and binding for all the purposes of this article.

(c)	As used in this article only, the term:

(i)	“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another person.

(ii)	“Associate”, when used to indicate a relationship with any person, means: (A) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)	“Business Combination”, when used in reference to any company and any Interested Holder of such company, means:

(A)	any scheme of arrangement, merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (1) the Interested Holder, or (2) any other company, partnership, unincorporated association or other entity if the scheme of arrangement, merger or consolidation is caused by the Interested Holder;

(B)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a member of such company, to or with the Interested Holder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company;

(C)	any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares of the Company or of such subsidiary to the Interested Holder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such company or any such subsidiary which securities were outstanding prior to the time that the Interested Holder became such; (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of such company subsequent to the time the Interested Holder became such; (3) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (4) any issuance or transfer of shares by the Company; provided however, that in no case under items (3) and (4) of this subparagraph shall there be an increase in the Interested Holder’s proportionate share of the shares of any class or series of the Company or of the voting shares of the Company;

(D)	any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested Holder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of shares not caused, directly or indirectly, by the Interested Holder; or

(E)	any receipt by the Interested Holder of the benefit, directly or indirectly (except proportionately as a member of such company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (A)-(D) of this paragraph) provided by or through the Company or any direct or indirect majority-owned subsidiary.

(iv)	“Control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this article, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v)	“Interested Holder” means any Person, including its Affiliates and Associates (other than the Company and any direct or indirect majority-owned subsidiary of the Company), that is, or was at any time within the three-year period immediately prior to the date in question, the Owner of 15% or more of the outstanding voting shares of the Company; provided, however, that the term “Interested Holder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Holder if thereafter such person acquires additional voting shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Holder, the voting shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of (viii) of this subsection but shall not include any other unissued shares of such company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi)	“Person” means any individual, company, partnership, unincorporated association or other entity.

(vii)	“Shares” means, with respect to any company, capital shares and, with respect to any other entity, any equity interest.

(viii)	“Voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting shares shall refer to such percentage of the votes of such voting shares.

(ix)	“Owner”, including the terms “own” and “owned”, when used with respect to any Shares, means a person that individually or with or through any of its Affiliates or Associates:

(A)	beneficially owns such Shares, directly or indirectly; or

(B)	has (1) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the Owner of Shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered Shares are accepted for purchase or exchange; or (2) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the Owner of any Shares because of such person’s right to vote such Shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(C)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subparagraph (B) of this paragraph), or disposing of such Shares with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Shares.

We, the persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this constitution, and we agree to take the number of shares in the capital of the Company set opposite our names.

Names, address and description	Number of shares taken
of subscriber	by subscriber

Fintan Mark Clancy
8 Haddon Road
Clontarf
Dublin 3
D03 NH67

Solicitor	One Ordinary Share only

Christopher Paul Joseph McLaughlin
31 Castle Court
Booterstown
Co. Dublin

Solicitor	One Ordinary Share only

Dated the 24th day of November 2015

Witness to the above signature:	BRIAN DOHERTY

Brian Doherty
Arthur Cox Building
Earlsfort Terrace,
Dublin 2